Exhibit 4.26

Private & Confidential – For Private Circulation Only (This Disclosure Document is neither a Prospectus nor a Statement in Lieu of Prospectus). This Disclosure Document prepared in conformity with Securities and Exchange Board of India (Issue and Listing of Debt Securities) Regulations, 2008 issued vide circular No. LAD-NRO/GN/2008/13/127878 dated June 06, 2008) and Securities and Exchange Board of India (Issue and Listing of Debt Securities) (Amendment) Regulations, 2012 issued vide notification No. LAD-NRO/GN/2012-13/19/5392 dated October 12, 2012)

STERLITE INDUSTRIES (INDIA) LIMITED

Incorporated as Public Company under the Companies Act, 1956

Registered Office: SIPCOT Industrial Complex, Madurai Bypass RoadTV Puram

P.O Tuticorin-628 002, Tamil Nadu, India Tel No: +91-461-4242591; Fax No: + 91-461-2340203

Website: www.sterlite-industries.com, Company Secretary: Mr. Rajiv Choubey

Disclosure Document for Private Placement of Secured, Redeemable Non-Convertible Debentures (NCDs) of Rs. 10,00,000/- each, aggregating up to Rs. 750 Crores.

GENERAL RISK

For taking an investment decision, investors must rely on their own examination of the issue, the disclosure document and the risk involved. The Securities have not been recommended or approved by SEBI nor does SEBI guarantee the accuracy or adequacy of this disclosure document.

ISSUER’S ABSOLUTE RESPONSIBILITY

The Issuer, having made all reasonable inquiries, accepts responsibility for, and confirms that this Disclosure Document contains all information with regard to the Issuer and the Issue, which is material in the context of the Issue, that the information contained in this Disclosure Document is true and correct in all material respects and is not misleading in any material respect, that the opinions and intentions expressed herein are honestly held and that there are no other facts, the omission of which makes this document as a whole or any of such information or the expression of any such opinions or intentions misleading in any material respect.

CREDIT Rating

The NCDs are rated by CRISIL and India Ratings as “CRISIL AA+/Stable” (pronounced as Crisil Double A plus rating with stable outlook) and “IND AA+(EXP)” (pronounced as Ind Double A plus expected) respectively. Instruments with this rating are considered to have high degree of safety regarding timely servicing of financial obligations. Such Instruments carry very low credit risk. The rating is not a recommendation to buy, sell or hold securities and investors should take their own decision. The rating obtained is subject to revision, suspend or withdrawal at any time by the assigning rating agency and each rating should be evaluated independently of any other rating.

LISTING

The Secured Redeemable Non-Convertible Debentures are proposed to be listed on the Bombay Stock Exchange of India Ltd (BSE)

Issue Schedule

Issue Opens on	04th July 2013
Issue Closes On	04th July 2013
Deemed Date of Allotment	04th July 2013

The issuer reserves the right to change the issue closing date and in such an event, the Date of Allotment for the Debentures may also be revised by the company at its sole and absolute discretion.

ARRANGER	TRANSFER AGENT	DEBENTURE TRUSTEES

YES Bank Limited Nehru Centre, 9th floor, Dr. A.B. Road, Worli, Mumbai – 400 018 Ph: 022-6669 9000 Fax: 022 - 2490 0314	Karvy Computershare Pvt Ltd 24-B, Rajabahadur Mansion 6, Ambalal Doshi Marg Behind BSE, Fort Mumbai - 400 023 Ph: 022 – 6623 5454 Fax: 022 – 6633 1135	Axis Trustee Services Limited Axis House, 2nd Floor Wadia International Centre P B Marg, Worli Mumbai – 400025 Ph: 022 – 2425 2525 Fax: 022 - 2425 4200

DISCLAIMER

This Disclosure Document is neither a Prospectus nor a Statement in lieu of a Prospectus. The issue of Debentures to be listed on the Bombay Stock Exchange of India Limited is being made strictly on a private placement basis. Multiple copies hereof given to the same entity shall be deemed to be given to the same person and shall be treated as such. It does not constitute and shall not be deemed to constitute an offer or an invitation to subscribe to the Debentures to the public in general. This Disclosure Document should not be construed to be a prospectus or a statement in lieu of prospectus under the Companies Act.

This Disclosure Document has been prepared in conformity with the SEBI (Issue and Listing of Debt Securities) Regulations, 2008 and SEBI (Issue and Listing of Debt Securities) (Amendment) Regulations, 2012. Therefore, as per the applicable provisions, copy of this Disclosure Document has not been filed or submitted to the SEBI for its review and/or approval. Further, since the Issue is being made on a private placement basis, the provisions of Section 60 of the Companies Act shall not be applicable and accordingly, a copy of this Disclosure Document has not been filed with the RoC or the SEBI.

This Disclosure Document has been prepared to provide general information about the Issuer to potential investors to whom it is addressed and who are willing and eligible to subscribe to the Debentures. This Disclosure Document does not purport to contain all the information that any potential investor may require. Neither this Disclosure Document nor any other information supplied in connection with the Debentures is intended to provide the basis of any credit or other evaluation and any recipient of this Disclosure Document should not consider such receipt a recommendation to purchase any Debentures. Each investor contemplating purchasing any Debentures should make its own independent investigation of the financial condition and affairs of the Issuer, and its own appraisal of the creditworthiness of the Issuer. Potential investors should consult their own financial, legal, tax and other professional advisors as to the risks and investment considerations arising from an investment in the Debentures and should possess the appropriate resources to analyze such investment and the suitability of such investment to such investor’s particular circumstances.

The Issuer confirms that, as of the date hereof, this Disclosure Document (including the documents incorporated by reference herein, if any) contains all information that is material in the context of the Issue and sale of the Debentures, is accurate in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements herein, in the light of the circumstances under which they are made, not misleading. No person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Disclosure Document or in any material made available by the Issuer to any potential investor pursuant hereto and, if given or made, such information or representation must not be relied upon as having been authorized by the Issuer.

This Disclosure Document and the contents hereof are restricted for only the intended recipient(s) who have been addressed directly and specifically through a communication by the Company and only such recipients are eligible to apply for the Debentures. All investors are required to comply with the relevant regulations/guidelines applicable to them for investing in this Issue. The contents of this Disclosure Document are intended to be used only by those investors to whom it is distributed. It is not intended for distribution to any other person and should not be reproduced by the recipient.

No invitation is being made to any persons other than those to whom application forms along with this Information Memorandum being issued have been sent by or on behalf of the Issuer. Any application by a person to whom the Information Memorandum has not been sent by or on behalf of the Issuer shall be rejected without assigning any reason.

The person who is in receipt of this Disclosure Document shall maintain utmost confidentiality regarding the contents of this Information Memorandum and shall not reproduce or distribute in whole or part or make any announcement in public or to a third party regarding the contents without the consent of the Issuer.

Each person receiving this Disclosure Document acknowledges that:

Such person has been afforded an opportunity to request and to review and has received all additional information considered by it to be necessary to verify the accuracy of or to supplement the information herein; and such person has not relied on any intermediary that may be associated with issuance of Debentures in connection with its investigation of the accuracy of such information or its investment decision.

The Issuer does not undertake to update the Disclosure Document to reflect subsequent events after the date of the Disclosure Document and thus it should not be relied upon with respect to such subsequent events without first confirming its accuracy with the Issuer.

Neither the delivery of this Disclosure Document nor any sale of Debentures made hereunder shall, under any circumstances, constitute a representation or create any implication that there has been no change in the affairs of the Issuer since the date hereof.

This Disclosure Document does not constitute, nor may it be used for or in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. No action is being taken to permit an offering of the Debentures or the distribution of this Disclosure Document in any jurisdiction where such action is required. The distribution of this Disclosure Document and the offering and sale of the Debentures may be restricted by law in certain jurisdictions. Persons into whose possession this Disclosure Document comes are required to inform themselves about and to observe any such restrictions. The Disclosure Document is made available to investors in the Issue on the strict understanding that the contents hereof are strictly confidential.

DISCLAIMER OF THE ARRANGER

The Issuer has prepared this Disclosure Document based on the terms set out herein and the Issuer is solely responsible for its contents and such information has not been independently verified by the Arranger. The Arranger has neither scrutinized/ vetted nor has it done any due-diligence for verification of the contents of this Disclosure Document. It is to be distinctly understood that this document should not in any way be deemed or construed to be prepared, cleared, approved or vetted by the Arranger; nor does it in any manner warrant, certify or endorse the correctness or completeness of any of the contents of this document; nor does it take responsibility for the financial or other soundness of this Issuer, its promoters, its management or any scheme or project of the company. The Arranger or any of its directors, employees, affiliates or representatives do not accept any responsibility and/or liability for any loss or damage arising of whatever nature and extent in connection with the use of any of the information contained in this document.

The Investor should carefully read and retain this Disclosure Document. However, the Investor should not to construe the contents of this Disclosure Document as investment, legal, accounting, regulatory or tax advice, and the Investor should consult with its own advisors as to all legal, accounting, regulatory, tax, financial and related matters concerning an investment in the Debentures. By accepting this Disclosure Document, you acknowledge that (a) the Arranger is not providing advice, (whether in relation to legal, tax or accounting issues or otherwise), (b) you understand that there may be legal, tax, accounting and/or other risks associated with the potential transaction.

This Disclosure Document is not intended to be (and should not be used as) the basis of any credit analysis or other evaluation and should not be considered as a recommendation by the Arranger or any other person that any recipient participates in the Issue or advice of any sort. It is understood that each recipient of this Disclosure Document will perform its own independent investigation and credit analysis of the proposed financing and the business, operations, financial condition, prospects, creditworthiness, status and affairs of the Issuer, based on such information and independent investigation as it deems relevant or appropriate and without reliance on the Arranger or on this Disclosure Document.

DISCLAIMER OF THE STOCK EXCHANGE

As required, a copy of this Disclosure Document has been submitted to the Stock Exchange for hosting the same on its website. It is to be distinctly understood that such submission of the document with Exchange or hosting the same on its website should not in any way be deemed or construed that the document has been cleared or approved by Exchange; nor does it in any manner warrant, certify or endorse the correctness or completeness of any of the contents of this document; nor does it warrant that this Issuer’s securities will be listed or continue to be listed on the Exchange; nor does it take responsibility for the financial or other soundness of this Issuer, its promoters, its management or any scheme or project of the company. Every person who desires to apply for or otherwise acquire any securities of this Issuer may do so pursuant to independent inquiry, investigation and analysis and shall not have any claim against the Exchange whatsoever by reason of any loss which may be suffered by such person consequent to or in connection with such subscription/ acquisition whether by reason of anything stated or omitted to be stated herein or any other reason whatsoever.

TABLE OF CONTENTS

1)	DEFINITIONS/ ABBREVIATIONS

2)	ISSUER INFORMATION

•	Incorporation Details

•	Brief Summary of Business/Activities of the Issuer and its line of Business

•	Details of Share Capital as on 30th September 2012

•	Changes in Capital Structure as on 30th September 2012, for the last 5 Years

•	Equity Share Capital History of the Company as on 30th September 2012, for the last 5 Years

•	Details of any Acquisition or Amalgamation in the last 1 Year

•	Details of any Reorganisation or Reconstruction in the last 1 Year

•	Details of the shareholding of the Company as on 30th September 2012:

•	Details regarding the directors of the Company

•	Details regarding Auditors of the Company

•	Details of Borrowings of the Company as on 30th September 2012

•	Other Borrowing Details

•	Details of Promoters of the Company

•	Abridged version of Audited Consolidated and Standalone Financial Information for the last three years and latest Audited / Limited Review Half Yearly

3)	Any material event/ development or change

4)	Debenture Trustee

5)	The rating rationale(s)

6)	Stock Exchange Details

7)	Details of debt Securities issued

8)	Issue Size

9)	Details of utilisation of issue proceeds

10)	Particulars of the Issue

11)	Issue Details

12)	Declaration

13)	Annexures

DEFINITIONS/ ABBREVIATIONS

Company / Issuer/ We/ Us	Sterlite Industries (India) Limited
Board/ Board of Directors/ Director(s)	Board of Directors of Sterlite Industries (India) Limited
ADS	American Depository Shares
Balance sheet date	The last date of the financial year of the Company which is currently 31st March 13
Book Closure/ Record Date	The date of closure of register of Debentures for payment of interest and repayment of principal
CRISIL / CRISIL Ratings	CRISIL Ltd.
India Ratings / FITCH Ratings	India Ratings and Research Private Limited
CDSL	Central Depository Services (India) Limited
Depository	A Depository registered with SEBI under the SEBI (Depositories and Participant) Regulations, 1996, as amended from time to time
Depository Participant /DP	A Depository participant as defined under Depositories Act
Disclosure Document	Disclosure Document for Private Placement of 7,500 Secured Redeemable Non-Convertible Debentures of Rs. 10,00,000/- each
FIIs	Foreign Institutional Investors
Financial Year / FY	Twelve months period ending March 31, of that particular year
FIs	Financial Institutions
NCDs/ Debentures	7500 (Seven Thousand Five Hundred) Secured Redeemable Non Convertible Debentures of Rs. 10,00,000/- each for cash
NRIs	Non Resident Indians
NSDL	National Securities Depository Limited
BSE	Bombay Stock Exchange of India Limited
OCBs	Overseas Corporate Bodies
PAN	Permanent Account Number
Rating	“CRISIL AA+/Stable” (CRISIL Double A plus with stable outlook) by CRISIL Ltd and “IND AA+(EXP)” (Ind Double A plus expected) by India Ratings and Research Private Limited
Rs./ INR	Indian National Rupee
RTGS	Real Time Gross Settlement
Scheme	Proposed Group Consolidation Scheme of Vedanta Group, wherein among others Sterlite Industries (India) Limited shall merge into Sesa Goa Limited. On completion of the Scheme Sesa Goa shall be renamed as Sesa Sterlite.
SEBI	The Securities Exchange and Board of India, constituted under the SEBI Act 1992
SEBI Act	Securities and Exchange Board of India Act, 1992, as amended from time to time
SEBI Regulations	Securities and Exchange Board of India (Issue and Listing of Debt Securities) Regulations, 2008 issued vide Circular No. LAD-NRO/GN/2008/13/127878 dated June 06, 2008 and Securities and Exchange Board of India (Issue and Listing of Debt Securities) (Amendment) Regulations, 2012 issued vide notification No. LAD-NRO/GN/2012-13/19/5392 dated October 12, 2012) as amended from time to time.
Security Cover	1.25 security cover on the fixed assets of the Company and / or its subsidiary / Associate Company
TDS	Tax Deducted at Source
The Companies Act	The Companies Act, 1956 as amended from time to time
The Issue/ The Offer/ Private Placement	Private Placement of 7500 Secured Redeemable Non Convertible Debentures of Rs. 10,00,000/- each for cash
Trustee	AXIS Trustee Services Limited

A.	ISSUER INFORMATION

(a)	Sterlite Industries (India) Limited was incorporated as public company under the Companies Act, 1956. Date of Incorporation: September 8, 1975

Name	Sterlite Industries (India) Limited

Company Registration No.	CIN - L65990TN1975PLC062634

Registered office	SIPCOT Industrial Complex, Madurai Bypass Road, TV Puram P.O Tuticorin- 628 002, Tamil Nadu, India.
Tel No: +91-461-4242591; Fax No: + 91-461-2340203
Website: www.sterlite-industries.com

Corporate Office	75, Vedanta, Nehru Road, Ville Parle East, Mumbai- 400093

Company Secretary and Compliance Officer	Mr. Rajiv Choubey
SIPCOT, Industrial Complex, Madurai- Bypass Road, T. V. Puram P. O.
Tuticorin - 628002, Tamil Nadu, India
Tel No: +91-461-4242591; Fax No: + 91-461-2340203
rajiv.choubey@vedanta.co.in

Chief Financial Officer	Mr. Din Dayal Jalan

Arranger for the NCD	YES Bank Limited

Debenture Trustee	Axis Trustee Services Limited
Axis House, 2nd Floor
Wadia International Centre
P B Marg, Worli
Mumbai – 400025

Registrar and Transfer Agents	Karvy Computershare Pvt Ltd
24-B, Rajabahadur Mansion 6, Ambalal DoshiMarg
Fort, Mumbai 400023 Maharashtra, India
Phone: 022-66235454
Fax: 022-66331135
Website: www.karvycomputershare.com

Credit Rating Agencies for the NCD	(i) CRISIL Limited
(ii) India Ratings and Research Private Limited

Auditors	1. Deloitte Haskins & Sells,
Chartered Accountants
12, Dr. Annie Besant Road
Worli
Mumbai – 400 018
Tel no. - +91 22 6667 9000
Fax no. - +91 22 6667 9025
2. M/s Chaturvedi & Shah,
Chartered Accountants
912-913 Tulsiani Chambers
Nariman Point
Mumbai – 400 021

(b)	Brief Summary of Business/Activities of the Issuer and its line of Business

Sterlite Industries (India) Limited

Sterlite Industries (India) Limited (Sterlite) is the principal subsidiary of Vedanta Resources plc., a diversified and integrated FTSE 100 metals and mining company, with principal operations located in India, Australia, U.A.E, Namibia, South Africa and Ireland

Sterlite’s principal operating companies/asset comprise Hindustan Zinc Limited (HZL) for its fully integrated zinc and lead operations at India, Skorpion Zinc mine and refinery at Namibia, Black Mountain Zinc mine and Gamsberg project at South Africa and Lisheen mine in Ireland; Sterlite Copper - Tuticorin & Silvassa and Copper Mines of Tasmania Pty Limited (CMT) for its copper operations in India/ Australia; and Bharat Aluminium Company (BALCO), VAL (associate company) for its aluminium operations and Sterlite Energy Limited (SEL) for its commercial power generation business.

Sterlite is India’s one of the largest diversified non-ferrous metals and mining company. Sterlite is listed on BSE, NSE and NYSE. It was the first Indian Metals & Mining Company to list on the New York Stock Exchange.

Sterlite has continually demonstrated its ability to deliver major value creating projects, offering unparalleled growth at lowest costs and generating superior financial returns for its shareholders. At the same time, it strives that its expansion projects meet high conservative financial norms.

A majority of Company’s operations are certified to the International Standards like ISO 9001, ISO 14001 and OHSAS 18001.

Present Vedanta Group Structure

Note:	Structure as at 31 March 2012

Copper

Sterlite is one of the largest copper rod producers in Asia. Sterlite copper business comprises of two operations, namely, Sterlite custom smelting and refinery in India and CMT mining operations in Australia. The primary products in this segment are copper cathode and copper rods. The copper business comprises smelting, processing of copper and its by-products.

Sterlite’s operations include a smelter, a refinery, a phosphoric acid plant, a sulphuric acid plant, a copper rod plant and two captive power plants at Tuticorin in the state of Tamil Nadu in southern India; and a refinery and two copper rod plants at Silvassa in the Union territory of Dadra and Nagar Haveli in western India, The Tuticorin Smelter has been operating for more than thirteen years in accordance with global standards. It employs the ISA Smelt process which is considered globally as an environmentally advanced technology. In addition, the company owns and operates the Mt. Lyell copper mine at Tasmania in Australia, which provides around 8% of the copper concentrate requirements at Sterlite Copper as well as a precious metal refinery and copper rod plant at Fujairah in the UAE.

The Hon’ble Supreme Court of India judgment dated April 02, 2013: The Hon’ble Supreme Court of India, vide its judgment dated April 02, 2013, has allowed the appeal of the Company and has set aside the judgment of the Madras High Court order dated September 28, 2010 vide which the Company’s Tuticorin based Copper Smelter (Unit) was ordered to be permanently closed. The Apex Court set aside the High Court on the basis that the Unit has complied with all directions of NEERI TNPCB and CPCB.

The Apex Court directed the Company to pay Rs. 100 crores as compensation which will be paid to the Collector, Tuticorin for improving the environment in the local area.

TNPCB order dated March 29, 2013: The Tamil Nadu Pollution Control Board (TNPCB) vide order dated March 29, 2013 had ordered closure of the Tuticorin based Copper Smelter (Unit). The closure is based on certain complaints regarding alleged gas leakage. The Unit had submitted its reply contesting the entire case and the emissions parameters were within limits. However, on 29th March 2013, TNPCB ordered closure of the Plant. The Company had filed a statutory appeal on 01-04-2013 before the National Green Tribunal (NGT), Chennai. NGT after due consideration allowed opening of the plant on May 31st via its interim order pending final hearing on 10th July 2013. However TNPCB challenged this decision in the Hon’ble Supreme Court of India. The Hon’ble Supreme Court of India has upheld the NGT’s decision to allow the plant to be opened till the final hearing and subsequently the operations were started on 23rd June 2013.

Zinc and Lead

HZL was acquired by Sterlite in the year 2002 when the Government disinvested the stake in HZL. Sterlite has a 64.9% ownership interest in HZL, with the remainder owned by the Government of India (29.5%) and institutional and public shareholders (5.6%).

HZL’s operations include four lead-zinc mines, four zinc smelters, two lead smelters, one lead-zinc smelter, six sulphuric acid plants, a silver refinery and five captive power plants in the State of Rajasthan in Northwest India, one zinc smelter and a sulphuric acid plant in the State of Andhra Pradesh in Southeast India and one zinc ingot melting and casting plant at Haridwar and one silver refinery, one zinc ingot melting and casting plant, one lead ingot melting and casting plant at Pantnagar in the State of Uttarakhand in North India.

International Business

Sterlite through its wholly owned subsidiaries acquired Zinc assets comprising 100% of Skorpion, which owns the Skorpion mine and refinery in Namibia, a 74% stake in Black Mountain, whose assets include the Black Mountain mine and the Gamsberg project in South Africa, and 100%. of Lisheen, which owns the Lisheen mine in Ireland.

Aluminium

BALCO

BALCO was incorporated in the year 1965 as a Public Sector Undertaking (PSU) and since then the Company has been closely associated with the Indian Aluminium Industry, in a pivotal role. Located in Korba in the state of Chhattisgarh in central India, our majority owned subsidiary, BALCO is one of the four primary producers of Aluminium in India. Government of India (GoI) divested 51% equity in the year 2001 in favour of Sterlite Industries (India) Limited. Balance 49% is with GoI. After disinvestment, a pre-baked smelter of capacity 245 kt per annum has been established in the year 2004. The Company is playing a crucial role in introducing aluminium as a potential alternative to other metals like Steel in construction, and Copper in power transmission industry. The smelter plants are being supported by uninterrupted power supply through Captive Power Plants - 270 MW at Jamnipali, Korba and 540 MW at smelter site.

Vedanta Aluminium Limited

Vedanta Aluminium Limited (VAL) is owned 70.5% by VRPlc and the balance stake of 29.5% is with Sterlite. VAL is setting up a large scale integrated aluminium project in the State of Orissa in Eastern India comprising of an Alumina Refinery at Lanjigarh and an Aluminium Smelter at Jharsuguda with associated power facilities.

As part of Phase I, VAL has set up an alumina refinery of 1 mtpa capacity along with 90 MW Co-generation Captive Power Plant at Lanjigarh and 0.50 mtpa Aluminium Smelter along with 1215 MW Captive Power Plant (CPP) at Jharsuguda in Orissa. Work at the 1.10 MTPA Jharsuguda-II Aluminium Smelter project is in progress.

During 2010, MoEF has denied approval to VAL for expansion of its refinery project at Lanjigarh as also the ministry has denied Stage II clearance to Orissa Mining Corporation to start mining of bauxite from Niyamgiri mines for supplying bauxite to VAL for its refinery project.

In its latest verdict on the issue on 18th April 2013, the Hon’ble Supreme Court has asked the Vedanta to get Gram Sabha nod for Niyamgiri mining. The Gram Sabha, which will have a nominee from the state high court as an observer, will take a decision and communicate it to the Ministry of Environment and Forests (MoEF). The MoEF shall take a final decision on the grant of Stage II clearance for the bauxite mining project in the light of the decision of the gram sabha within two months thereafter.

VAL had been operating its 1 mtpa refinery by sourcing bauxite from various states in India and for operating its 0.50 MTPA smelter at Jharsuguda, it was importing the balance requirement of alumina.

However, because of non-availability of adequate quantity of bauxite, the company has suspended operations of its 1 MTPA refinery at Lanjigarh with effect from 5th December 2012. At present, the entire alumina required for the smelter at Jharsuguda is being imported.

Sterlite Energy Limited

Sterlite Energy Limited (SEL) is a 100% subsidiary of Sterlite Industries (I) Limited. SEL was established to develop, construct and operate power plants and seeks to become one of India’s leading commercial power generation companies.

SEL is well positioned to capitalize on India’s economic growth and power deficit to develop a commercial power generation business. It shall benefit from Vedanta group’s experienced and focused management with strong project execution skills, experience in building and operating captive power plants, substantial experience in mining activities and the capacity to finance world-class projects. Sterlite Energy Ltd has taken a major initiative towards the advancement of the power infrastructure in Orissa through its 2400 MW i.e. 4 x 600 MW coal-based independent power plant (IPP) in Jharsuguda district.

Talwandi Sabo Power Project

SEL, through its subsidiary Talwandi Sabo Power Limited, is developing 1980MW Power Project at village Banawala, Mansa-Talwandi Sabo in District Mansa, Punjab. This is a coal-fired thermal power production project with 3 units of 660MW each.

Ports and Infrastructure Business

Vishakapatnam Port

The Company was the successful bidder for mechanisation of the coal handling facilities at the outer harbour of Vishakapatnam port on the east coast of India, which is based on the Public Private Partnership (PPP) model. The Company has a seventy four percent equity interest in VIZAG General Cargo Berth Pvt Limited (VGCB), a special purpose vehicle formed as a joint venture between the Company and Leighton Contractors India (Private) Limited.

The initial capacity of the upgraded berth will be 10.2 million tonnes per annum with flexibility to upgrade to 12.5 million tonnes per annum. VGCB entered into a concessionaire agreement on October 08, 2010 with Vishakapatnam Port Trust, for mechanisation the coal handling facilities and to upgrade the general cargo berth on a build-operate-transfer basis for 30 years commencing on the date of award of concession. Commercial operation of the project has started.

Paradip Port

The Company was declared as the successful bidder for Paradip Port’s Multi Cargo Berth on build, own and operate basis which is situated in the Jagatsinghapur District of Orissa, on the east coast of India.

Financials of the Issuer

Consolidated Balance Sheet for Sterlite Industries (India) Limited (As on March 31, 2013)

STERLITE INDUSTRIES (INDIA) LIMITED

Regd. Office: SIPCOT Industrial Complex,

Madurai ByPass Road, TV Puram P.O., Tuticorin-628002, Tamilnadu

CONSOLIDATED STATEMENT OF ASSETS & LIABILITIES

			(Rs in Crore)
Particulars		As at 31.03.2013 (Audited)	As at 31.03.2012 (Audited)
A	EQUITY AND LIABILITIES
1	SHAREHOLDERS’ FUNDS
	a) Share Capital	336.12	336.12
	b) Reserves & Surplus	50,619.05	45,719.56

	Sub total - Shareholders’ funds	50,955.17	46,055.68

2	Minority Interest	14,283.88	12,198.99
3	Non-current liabilities
	(a) Long-term borrowings	10,623.18	7,448.64
	(b) Deferred tax liabilities (Net)	2,399.25	2,208.27
	(c) Other Long term liabilities	1,031.79	521.61
	(d) Long-term provisions	951.88	893.00

	Sub total - Non-current liabilities	15,006.10	11,071.52

4	Current liabilities
	(a) Short-term borrowings	7,990.01	7,023.86
	(b) Trade payables	3,340.59	3,471.07
	(c) Other current liabilities	6,101.09	5,197.83
	(d) Short-term provisions	953.41	611.30

	Sub total - Current liabilities	18,385.10	16,304.06

	TOTAL - EQUITY AND LIABILITIES	98,630.25	85,630.25

B	ASSETS
1	Non-current assets
	(a) Fixed assets	40,170.74	33,501.46
	(b) Goodwill on consolidation	3,832.08	4,061.47
	(c) Non-current investments	2,038.49	3,205.43
	(d) Deferred tax assets (Net)	14.86	—
	(e) Long-term loans and advances	3,810.03	4,709.54
	(f) Other non-current assets	765.61	515.27

	Sub total - Non-current assets	50,631.81	45,993.17

2	Current assets
	(a) Current investments	15,051.46	14,419.94
	(b) Inventories	7,076.48	4,498.06
	(c) Trade receivables	1,638.21	1,818.18
	(d) Cash and cash equivalents	9,432.55	8,539.20
	(e) Short-term loans and advances	14,263.24	9,941.97
	(f) Other current assets	536.50	419.73

	Sub total - Current assets	47,998.44	39,637.08

	TOTAL - ASSETS	98,630.25	85,630.25

Consolidated Profit and Loss Statement for Sterlite Industries (India) Limited (As on March 31, 2013)

(Rs in Crore except as stated)
		Year ended
S. No.	Particulars	31.03.2013 (Audited)	31.03.2012 (Audited)
1	Income from Operations
	a) Net Sales/Income from Operations (Net of excise duty)	44,921.89	40,966.77
	b) Other Operating Income	240.40	212.17

	Total Income from operations (net)	45,162.29	41,178.94

2	Expenses
	a) Cost of materials consumed #	20,748.43	18,712.27
	b) Purchases of stock-in-trade	56.74	12.07
	c) Changes in inventories of finished goods, work-in-progress and stock-in-trade	134.99	119.67
	d) Employee benefits expense	1,879.94	1,612.21
	e) Depreciation and amortisation expense	2,031.78	1,829.81
	f) Power & Fuel charges	4,419.63	4,040.07
	g) Exchange loss/(gain)	—	305.26
	h) Other expenses	7,453.68	6,514.07

	Total Expenses	36,725.19	33,145.43

3	Profit from Operations before other income, finance costs & Exceptional Items	8,437.10	8,033.51
4	a) Other Income	3,453.24	3,163.21
	b) Exchange loss/(gain)	(16.84)	—
5	Profit from ordinary activities before finance costs and Exceptional Items	11,907.18	11,196.72
6	Finance costs	922.24	852.42
7	Profit from ordinary activities after finance costs but before Exceptional Items	10,984.94	10,344.30
8	Exceptional items	117.53	472.64
9	Profit from Ordinary Activities before tax	10,867.41	9,871.66
10	Tax expense (including deferred tax and net of MAT credit entitlement)	1,618.39	2,110.55
11	Net Profit from Ordinary activities after Tax	9,249.02	7,761.11
12	Extraordinary Items (net of tax expense)	—	—
13	Net Profit for the period	9,249.02	7,761.11
14	Consolidated share in the loss of Associate	(659.79)	(772.27)
15	Minority Interest	2,528.91	2,160.92
16	Net Profit after taxes, minority interest and consolidated share in loss of associate	6,060.32	4,827.92

17	Paid-up equity share capital (Face value of Re 1 each)	336.12	336.12

18	Reserves excluding Revaluation Reserves as per balance sheet	50,619.05	45,719.56

19	Earnings Per Share (Rs) (Not annualised)*

	-Basic	18.03	14.36
	-Diluted	18.03	14.36

#	Comprises net of exchange loss/(gain) - Rs 2.16 Crore in Q4 FY 2012-13, Rs 10.35 Crore in Q3 FY 2012-13, Rs (67.34) Crore in Q4 FY 2011-12, Rs 343.45 Crore in FY 2012-13, Rs 494.32 Crore in FY 2011-12

Consolidated Balance Sheet for Sterlite Industries (India) Limited (As on March 31, 2012)

( in Crore)
	Particulars		Notes	As at March 31, 2012		As at March 31, 2011
I.	EQUITY AND LIABILITIES
	1	Shareholders’ funds
		Share capital	3	336.12		336.12
		Reserves and surplus	4	45,719.56		41,099.36

					46,055.68	41,435.48
	2.	Minority Interest			12,198.99	10,291.27
	3	Non-current liabilities
		Long-term borrowings	5	7,448.64		5,355.48
		Deferred tax liabilities (Net)	6	2,208.27		2,178.85
		Other long-term liabilities	7	572.83		353.01
		Long-term provisions	8	893.00		829.92

					11,122.74	8,717.26
	4	Current liabilities
		Short-term borrowings	9	7,023.86		5,592.07
		Trade payables		3,251.56		3,496.17
		Other current liabilities	10	5,146.60		3,794.80
		Short-term provisions	11	683.30		1,118.65

					16,105.32	14,001.69

		TOTAL			85,482.73	74,445.70

II.	ASSETS
	1	Non-current assets
		Fixed assets	12(a)
		(i) Tangible assets		21,352.40		17,439.59
		(ii) Intangible assets		56.87		65.96
		(iii) Capital work-in-progress		12,089.92		9,918.01
		(iv) Intangible assets under development		2.27		0.74

				33,501.46		27,424.30
		Goodwill on consolidation	12(b)	4,061.47		3,891.83
		Non-current investments	13	3,203.27		259.36
		Deferred tax assets (Net)	6	—		5.24
		Long-term loans and advances	14	4,344.20		3,391.78
		Other non-current assets	15	680.58		605.08

					45,790.98	35,577.59
	2	Current assets
		Current investments	16	14,419.94		12,644.51
		Inventories	17	4,498.06		5,154.67
		Trade receivables	18	1,818.18		1,618.27
		Cash and cash equivalents	19	8,539.20		9,501.99
		Short-term loans and advances	20	9,964.00		9,574.99
		Other current assets	21	452.37		373.68

					39,691.75	38,868.11

		TOTAL			85,482.73	74,445.70

Consolidated Profit and Loss for Sterlite Industries (India) Limited (As on March 31, 2012)

( in Crore)
	Particulars	Notes	Year ended March 31, 2012	Year ended March 31, 2011

I.	REVENUE FROM OPERATIONS (GROSS)	22	43,115.91	32,275.87
	Less: Excise duty		(1,936.97)	(1,847.37)

	Revenue from operations (Net)		41,178.94	30,428.50
II.	OTHER INCOME	23	3,163.21	2,521.74

III.	TOTAL REVENUE (I + II)		44,342.15	32,950.24

IV.	EXPENSES:
	Cost of materials consumed		18,712.27	14,918.25
	Purchases of Stock-in-Trade		12.07	17.20
	Changes in inventories of finished goods, work-in-process and stock-in-trade	24	119.67	(565.72)
	Employee benefits expense	25	1,612.21	1,131.65
	Finance costs	26	852.42	350.93
	Depreciation and amortization expense		1,829.81	1,030.13
	Other expenses	27	10,859.40	6,877.30

	Total expenses		33,997.85	23,759.74
V.	PROFIT BEFORE EXCEPTIONAL ITEMS AND TAX (III-IV)		10,344.30	9,190.50
VI.	EXCEPTIONAL ITEMS	28	472.64	56.82

VII.	PROFIT BEFORE TAX (V - VI)		9,871.66	9,133.68
VIII.	TAX EXPENSE:
	Current tax	29(a)	2,076.98	1,497.84
	Deferred tax	29(b)	33.57	313.80

IX.	PROFIT FOR THE YEAR BEFORE MINORITY INTEREST AND CONSOLIDATED SHARE OF LOSS OF ASSOCIATE (VII-VIII)		7,761.11	7,322.04
X.	LESS : MINORITY INTEREST IN INCOME		2,160.92	1,994.53
XI.	CONSOLIDATED SHARE IN LOSS OF ASSOCIATE		(772.27)	(284.99)

XII.	PROFIT FOR THE YEAR (IX-X-XI)		4,827.92	5,042.52

XIII.	EARNINGS PER EQUITY SHARE OF 1 EACH	51
	(1) Basic		14.36	15.00
	(2) Diluted		14.36	14.32

Consolidated Cash Flow for Sterlite Industries (India) Limited (As on March 31, 2012)

					( in Crore)
		Year Ended March 31, 2012		Year Ended March 31, 2011

A.	CASH FLOW FROM OPERATING ACTIVITIES
	Profit before tax		9,871.66		9,133.68
	Consolidated Share in Loss of Associate		(772.27)		(284.99)

			9,099.39		8,848.69
	Adjusted for :
	- Bad debts and advances written off	3.46		23.71
	- Depreciation and amortization expense	1,829.81		1,030.13
	- Dividend on current investments	(99.25)		(423.79)
	- Interest Income	(1,770.05)		(1,252.77)
	- Finance costs	852.42		308.71
	- Foreign Exchange difference	687.39		(129.84)
	- Net gain on sale of current investments	(702.06)		(91.51)
	- Rollover (Gain)/Loss on forward covers	93.29		(7.52)
	- Profit on sale of fixed assets	(6.60)		(27.95)
	- Provision for bad and doubtful debts	15.80		3.28
	- Sundry Liabilities written back	(31.23)		(13.79)
	- Deferred government grant transferred	(0.01)		(0.01)
	- Consolidated Share in Loss of Associate	772.27		284.99
	- Gain on mark to market of current investments	(268.09)		(327.04)
	- Gain on fair valuation of embedded derivatives	(245.53)		(320.59)
			1,131.62		(943.99)

	Operating profit before working capital changes		10,231.01		7,904.70
	Adjusted for:
	- Trade receivables and other assets	(482.60)		(1,122.65)
	- Inventories	701.47		(1,812.05)
	- Trade payables and other liabilities	332.69		2,615.47
			551.56		(319.23)

	Cash generated from operations		10,782.57		7,585.47
	Income taxes paid		(2,382.81)		(1,734.59)

	Net cash generated from operating activities		8,399.76		5,850.88

B.	CASH FLOW FROM INVESTING ACTIVITIES
	Payment towards share application money in Joint Venture		(0.87)		(0.87)
	Purchase of fixed assets & capital work in progress		(7,439.39)		(5,400.86)
	Sale of fixed assets		43.36		52.20
	Purchase of current investments		(74,705.51)		(120,641.89)
	Rollover (Loss)/Gain on forward covers		(80.23)		4.95
	Sale of current investment		73,900.24		128,194.92
	Loans to related parties		(2,736.48)		(5,664.65)
	Loans repaid by related parties		105.99		6,147.31
	Payments for acquisitions of new entities (refer note 3)		(778.39)		(7,343.67)

	Refund of purchase consideration in BMM acquisition	43.57	—
	Interest received	1,452.67	973.76
	Dividend on current investments	99.25	437.61
	Bank balances not considered as cash and cash equivalents	(8,186.42)	(9,370.47)
	- Placed
	- Matured	8,760.70	5,119.68

	Net cash used in investing activities	(9,521.51)	(7,491.98)

C.	CASH FLOW FROM FINANCING ACTIVITIES
	Share issue expenses (net)	—	(1.59)
	Proceeds from Long term borrowings	2,698.47	2,250.30
	Repayment of Long term borrowings	(875.91)	(828.12)
	Proceeds from Short Term borrowings	28,698.92	1,740.13
	Repayment of Short Term borrowings	(27,475.83)	(599.49)
	Interest and finance charges paid	(1,075.23)	(439.99)
	Rollover Gain/(Loss) on forward covers	18.73	(15.01)
	Dividend and tax thereon paid	(1,311.33)	(501.81)
	Margin money deposit (net)	(16.23)	(0.09)

	Net Cash from financing activities	661.59	1,604.33

	Effect of exchange rate on cash & cash equivalent	51.64	4.28
	Net decrease in cash and cash equivalents	(408.52)	(32.49)
	Cash and cash equivalents at the beginning of the year#	2,123.85	214.38
	Add: On acquisition of subsidiaries during the year	2.18	1,941.96
	Cash and cash equivalents at the end of the year	1,717.51	2,123.85
	Add: Bank balances not considered as cash and cash equivalents	6,821.69	7,378.14
	Closing balance of Cash and cash equivalents #	8,539.20	9,501.99

Consolidated Financial Information

			(Rs. In Crores)
Parameters	2012-13	2011-12	2010-11	2009-10
Networth	50,955.17	46,055.68	41,435.48	37,012.00
Total Debt	19,277.16	15,694.44	11,729.25	9,260.00
-of which – Non Current Maturities of Long Term Borrowing	10,623.18	7,448.64	5,355.48	NA
-Short Term Borrowing	7,990.01	7,023.86	5,592.07	NA
-Current Maturities of Long Term Borrowing	663.97	1,221.94	781.70	NA
Net Fixed Assets (including CWIP)	40,170.74	33,501.46	27,424.30	23,350.00
Non Current Assets	50,631.81	45,790.98	35,577.59	NA
Cash and Cash Equivalents	9,432.55	8,539.20	9,501.99	3,337.76
Current Investments	15,051.46	14,419.94	12,644.51	17,975.51
Current Assets	47,998.44	39,691.75	38,868.11	17,511.41
Current Liabilities	18,385.10	16,105.32	14,001.69	4,931.90
Net sales	44,921.89	40,966.77	30,248.06	24,500.60
EBITDA	10,574.00	10,169.00	8,050.00	8,031.00
EBIT	8542.22	8,339.19	7,019.87	7,281.21
Interest	922.24	852.42	350.93	292.42
PAT	6,060.32	4,827.92	5,042.52	3,743.74
Dividend amounts		(1,311.33)	(501.81)	(448.84)
Current ratio	2.61	2.46	2.78	3.55
Interest coverage ratio	9.77	12.25	24.80	22.06
Gross debt/equity ratio	0.38	0.34	0.28	0.25
Debt Service Coverage Ratios*	3.05	6.04	4.89	2.00

*	short term borrowings taken and repaid during during the year has not been considered in the calculations for FY 2011-12

Proposed Group Consolidation scheme and Sesa Goa and Sterlite Industries Merger

Note:	Shareholding based on basic shares outstanding

On 25 February 2012, Sterlite, Sesa Goa and Vedanta Resources plc (“Vedanta”, and together with its subsidiaries, the “Vedanta Group”) announced an all-share merger of Vedanta’s majority-owned subsidiaries Sesa Goa and Sterlite to create Sesa Sterlite (“Sesa Sterlite”) and a consolidation of various subsidiaries held within the Vedanta Group.

Under the Transaction: (i) Vedanta’s 70.5 per cent. shareholding in VAL will be consolidated into Sesa Goa in consideration for the issue to Vedanta of 72.3 million Sesa shares; (ii) Sterlite will be merged into Sesa Goa, which is intended to be renamed Sesa Sterlite, in consideration for the issue to Sterlite shareholders (other than MALCO) of three Sesa shares for every five existing Sterlite shares and the issue to holders of Sterlite’s American Depositary Shares (“Sterlite ADSs”) of three Sesa ADSs for every five existing Sterlite ADSs; (iii) MALCO’s power business will be hived off to VAL for cash consideration of INR 1,500 million; (iv) MALCO will be merged into Sesa in consideration for the issue of 78.7 million Sesa shares to shareholders of MALCO; (v) Sterlite Energy will be merged into Sesa; (vi) VAL’s aluminium business will be demerged into Sesa; and (vii) Vedanta’s 38.7 per cent shareholding in Cairn India Limited (“Cairn India”), together with debt of approximately US$ 5.9 billion incurred by a member of the Vedanta Group to acquire that interest in Cairn India, will be transferred to a subsidiary of Sesa for nominal consideration. Steps (ii) – (vi) above will be effected pursuant to the Scheme, which is governed by Indian law. Steps (i) – (vii) above are collectively referred to herein as the “Transaction” and each of Sesa Goa, Sterlite, MALCO, VAL and Sterlite Energy are referred to herein as a “Scheme Company”, and collectively, as the “Scheme Companies”. The Sesa Goa shares are, and the Sesa Sterlite shares will continue to be, listed on the Bombay Stock Exchange Limited (the “BSE”) and the National Stock Exchange of India Limited (the “NSE”).

The Group will have exposure to zinc, lead, silver, iron ore, oil and gas, copper, aluminium and commercial power with assets in India, Australia, Liberia, South Africa, Namibia, Ireland, the United Arab Emirates (“UAE”) and Sri Lanka. This world class asset base will benefit from the previously announced capex programme that is largely invested.

This scheme has already been approved by the shareholders of the respective companies. The Honourable High Court of Bombay at Goa by its order dated April 3, 2013 has approved this Amalgamation and Arrangement scheme. The Scheme is also subject to approval of the Honourable High Court of Madras wherein the hearings have completed and the order is awaited.

The following is a summary of the operations and assets that will comprise the Sesa Sterlite Group on the completion of the proposed scheme.

Zinc-lead-silver

The Sesa Sterlite Group’s zinc business is the largest and among the lowest cost zinc-lead producers globally, operating the Rampura Agucha mine, the world’s largest zinc mine on a production basis, with further potential for growth from the Gamsberg project in South Africa, one of the largest undeveloped zinc deposits in the world. The Sesa Sterlite Group’s zinc business in India, which is also referred to as “Zinc India”, is operated through Hindustan Zinc Limited (“HZL”). Its international zinc operations, which are also referred to as “Zinc International”, are operated through three subsidiary groups of companies:

•	THL Zinc Namibia Holdings (Pty) Ltd and subsidiaries (“Skorpion”), which owns the Skorpion mine and refinery in Namibia;

•	Vedanta Lisheen Holdings Limited and subsidiaries (“Lisheen”), which owns the Lisheen mine in Ireland; and

•	Black Mountain Mining (Pty) Ltd (“BMM”), whose assets include the Black Mountain mine and the Gamsberg project in South Africa.

The Sesa Sterlite Group produced approximately 1228 kt of mined zinc-lead and 408 tonnes of silver in the fiscal year ended 31 March 2013 from its Indian and international operations. As at 31 March 2013, the Sesa Sterlite Group’s zinc-lead capacity was approximately 1.6 mtpa and its silver capacity was 16 Moz.

Copper

The Sesa Sterlite Group’s Tuticorin smelter is amongst the lowest quartile cost custom copper smelters in the world. In addition, through Copper Mines of Tasmania Pty (“CMT”), the Sesa Sterlite Group owns the Mt. Lyell copper mine in Tasmania, Australia, which provides a small percentage of the Sesa Sterlite Group’s copper concentrate requirements. The Sesa Sterlite Group produced 353 kt of copper in the fiscal year ended 31 March 2013. Its copper capacity was 800 ktpa as at 31 March 2013.

Aluminium

The Sesa Sterlite Group’s aluminium business is strategically located in the bauxite and coal reserve rich region of India. The business is currently conducted through the operations of Bharat Aluminium Company Ltd. (“BALCO”) and through VAL’s aluminium business. Pursuant to the Scheme, VAL’s aluminium business will be demerged into Sesa Sterlite.

The aluminium business produced 774 kt of aluminium in the fiscal year ended 31 March 2013. Following the completion of scheduled expansion projects, the aluminium business expects to have a smelting capacity of 2.3 mtpa with integrated power.

Commercial power

Metal smelting and mining are energy-intensive operations and the Sesa Sterlite Group’s businesses have been operating captive power plants (“CPPs”) since 1997 to provide a part of the energy used in their production processes. In addition to production for own uses, the Sesa Sterlite Group is expanding its commercial power business to produce and sell energy for third parties. The commercial power business is operated through Sesa Sterlite’s wholly-owned subsidiary Sterlite Energy, including Sterlite Energy’s wholly owned subsidiary Talwandi Sabo Power Limited (“TSPL”) and through MALCO’s power business. In addition, HZL operates wind power plants with a total capacity of 274 MW as at 31 March 2013. The Sesa Sterlite Group also sells surplus power from the CPPs operating in its other businesses.

Iron ore

The Group is India’s largest private sector iron ore producer-exporter, with 3.1 million tonnes produced in the fiscal year ended 31 March 2013. Group’s iron ore capacity is expected to increase significantly post completion of scheduled investment in India and in Liberia, part of the emerging iron ore hub in West Africa, by its subsidiary Western Cluster Limited (“WCL”), with a low cost profile and longlife assets.

Oil and gas

On completion of the proposed scheme, Sesa Sterlite will own 58.8 per cent of Cairn India, one of the largest private sector oil and gas companies in India and among the top 20 independent exploration and production companies globally. Cairn India was the fastest growing exploration and production company in Asia in 2011. The company has a diversified asset base with ten blocks: one in Rajasthan, three on the west coast of India, five on the east coast of India and one in Sri Lanka. The Rajasthan block in the Barmer basin has an estimated gross in place resource of approximately 7.3 billion barrels of oil equivalent. Cairn India’s average daily gross operated production in the fiscal year ended 31 March 2013 was approximately 205 kboepd, contributing approximately 20 per cent. of India’s domestic crude oil production.

Gross Debt Equity Ratio of the Company

Particulars	Before the Issue of Debt Securities	After considering the proposed Issue of NCD
Debt / Equity Ratio	0.28	0.29

•	Debt Equity Ratio on Consolidated Basis.

•	Debt means Long term Borrowings as per the annual report of the company including deferred tax liability.

•	Equity means Share Capital of company plus Reserves and Surplus.

Details of Share Capital as on 31st March, 2013

Details of Share Capital	No of Shares	Amount (Rs. In Crores)
Share Capital
Authorized Equity Shares of Rs. 1 each	500,00,00,000	500.00

Total Authorized Share Capital		500.00

Issued, Subscribed and Paid up Equity Capital	336,12,07,534	336.12
Less: Unpaid Allotment Money /Calls In Arrears	11,790

Total Subscribed and Paid up Share Capital		336.12

Changes in Capital Structure as on March 31, 2013, for the last 5 Years

Date of EGM / AGM	Date of Issue	No. of shares	Face Value (Rs.)	Particulars (Remarks / Nature of corporate action)
EOGM-July 11, 2009	June 22, 2007	150,000,000	2	Equity Shares of Rs. 2/- each representing equal nos. of American Depository Shares
EOGM-July 11, 2009	July 21, 2009	123,456,790	2	Equity Shares of Rs. 2/- each representing equal nos. of American Depository Shares
EOGM-July 11, 2009	July 31, 2009	84,49,221	2	Equity Shares of Rs. 2/- each representing equal nos. of American Depository Shares
AGM – June 11, 2010	June 23, 2010	168,08,00,844	1	Sub-division of Equity Shares to Re. 1/- each
AGM – June 11, 2010	June 23, 2010	168,04,06,690	1	Bonus Issue 1:1

Equity Share Capital History of the Company as on March 31, 2013, for the last 5 Years:

Date of Allotment	No. of Eq. Shares	Face Value (Rs)	Issue Price (Rs)		Consideration (Cash, other than cash etc)	Nature of allotment	Cumulative			Remarks
							No. of Eq. Shares	Eq. Share Capital (Rs) in crs	Eq. Share Premium (Rs)
May 13, 2006	—	2		—	—	Sub Division Rs. 5 to Rs 2	279,346,173	55.87	—
May 20, 2006	279,148,238	2		—	—	Bonus 1:1	558,494,411	116.70	—
June 22, 2007	150,000,000	2	US$ (INR	13.44 544.32)	—	Equity Shares representing ADS	708,494,411	141.70
July 21, 2009	123,456,790	2	US$ (INR	12.15 591.95)	—	Equity Shares representing ADS	831,951,201	166.39
July 31, 2009	84,49,211	2	US$ (INR	12.15 591.95)		Equity Shares representing ADS	840,400,422	168.08
June 23, 2010	—	1		—	—	Sub Division Rs. 2 to Re. 1	168,08,00,844	168.08
June 23, 2010	168,04,06,690	1		—	—	Bonus 1:1	168,04,06,690	168.04

Details of any Acquisition or Amalgamation in the last 1 Year

Sterlite Opportunities and Ventures Limited was amalgamated with Sterlite Industries (India) Limited.

Details of any Reorganisation or Reconstruction in the last 1 Year

NIL

However, On 25 February 2012, Sterlite, Sesa Goa and Vedanta Resources plc (“Vedanta”, and together with its subsidiaries, the “Vedanta Group”) has announced Group Consolidation Scheme by way of an all-share merger of Vedanta’s majority-owned subsidiaries Sesa Goa and Sterlite to create Sesa Sterlite (“Sesa Sterlite”) and a consolidation of various subsidiaries held within the Vedanta Group. The Scheme has already been approved by the shareholders of the Company. The Group Consolidation Scheme has not been completed yet. The Details of the scheme are given in this document.

Details of the shareholding of the Company as on March 31, 2013:

(i)	Shareholding Pattern of the Company as on March 31, 2013

Sr. No.	Particulars	Total No. of Shares	No. of Shares held in Dmat Form	% Shareholding
(i)	A. PROMOTERS HOLDING
	Indian Promoters	12,07,87,719	12,07,87,719	3.59%
	Foreign Promoters	1,67,11,44,924	1,67,11,44,924	49.72%
	ADS	16,54,87,852	16,54,87,852	4.92%

	Total (A)	1,95,74,20,495	1,95,74,20,495	58.24%

(ii)	B. PUBLIC SHAREHOLDING
	Banks, Financial Institutions, Insurance Companies etc	191990108	191966308	5.71
	Foreign Institutional Investors (FII’s)	472809503	472799863	14.07
	Foreign Direct Investment (FDI)	10535990	10294494	0.31
	Mutual Funds (including UTI)	119076022	119064022	3.54
	Bodies Corporate	102957140	102796408	3.06
	Individual Public	150943270	144674737	4.49
	Others / Trusts	71849658	835558	2.14
	h) Shares held by custodians against which Depository Receipts have been issued	283625348	283625348	8.44

	Total (B)	1403784239	1326056738	41.76

	Grand Total	3361207534	3283477233	100

(iii) List of Top 10 holders of equity shares of the Company as on March 31, 2013

S. No.	Name of Shareholder with Address	No. of Equity Shares (Face value of shareholding Re.1/- each)	Shares held (%)

1.	TWIN STAR HOLDINGS LIMITED C/O MULTICONSULT LIMITED ROGERS HOUSE, 5 PRESIDENT JOHNKENNEDY STREET, PORT LOUIS, MAURITIUS 111111	1,671,144,924	49.72
2.	THE MADRAS ALUMINIUM COMPANY LIMITED METTUR DAM, R S, DISTRICT SALEM, TAMIL NADU 636402	119,750,659	3.56
3.	LIFE INSURANCE CORPORATION OF INDIA INVESTMENT DEPARTMENT, 6TH FLOOR, WEST WING, CENTRAL OFFICE, YOGAKSHEMA, JEEVAN BIMA MARG, MUMBAI 400021	9,29,83,906	2.77
4	BHADRAM JANHIT SHALIKA -C/O TODARWAL & TODARWAL 112 MAKER BHAWAN NO 3 21 NEW MARINE LINES MUMBAI - 400020	7,10,14,100	2.11
5	HSBC GLOBAL INVESTMENT FUNDS A/C HSBC GLOBAL INVESTMENT FUNDS MAURITIUS LIMITED, HSBC SECURITIES SERVICES, 2ND FLOOR “SHIV”, PLOT NO 139-140 B, WE HIGHWAY, VILE PARLE EAST, MUMBAI 400 057	5,25,77,499	1.56
6	HDFC STANDARD LIFE INSURANCE COMPANY LIMITED HDFC BANK LTD, CUSTODY SERVICES, LODHA - I THINK TECHNO CAMPUS, OFF FLR 8, KANJURMARG EAST MUMBAI 400042	2,23,33,401	0.66
7	LIC OF INDIA MARKET PLUS 1 GROWTH FUND INVESTMENT DEPARTMENT, 6TH FLOOR, WEST WING, CENTRAL OFFICE, YOGAKSHEMA, JEEVAN BIMA MARG, MUMBAI 400021	21,606,055	0.64
8	MORGAN STANLEY ASIA (SINGAPORE) PTE., HSBC SECURITIES SERVICES, 2ND FLOOR, SHIV, PLOT NO.139-140 B, WE HIGHWAY, VILE PARLE EAST, MUMBAI 400 057	2,12,47,841	0.63
9	VANGUARD EMERGING MARKETS STOCK INDEX FUND, DEUTSCHE BANK AG, DB HOUSE, HAZARIMAL SOMANI MARG, POST BOX NO. 1142, FORT, MUMBAI 400 001	1,97,27,380	0.59
10.	ABU DHABI INVESTMENT AUTHORITY - GULAB JPMORGAN CHASE BANK N.A., INDIA SUB CUSTODY, 6th FLOOR, PARADIGM B, MINDSPACE, MALAD W, MUMBAI 400064	1,73,73,280	0.53

*	WITHOUT CONSIDERING ADS HOLDING

Details regarding the directors of the Company:

(i)	Details of Current Directors of the Company

S. No.	Name, Designation and DIN	Age (Years)	Address	Director of the Company Since	Details of other Directorships held
1	Mr. Anil Agarwal Chairman and Non-Executive Director DIN: 0010883	59	113/114 Samudra Mahal, Worli, Mumbai, 400018 Maharashtra, INDIA	21-11-1978	• Sterlite Technologies Limited • Vedanta Resources Plc., UK • Anil Agarwal Foundation- Under Section 25 of the Companies Act, 1956 • Onclave Ptc Limited - Trustee

2	Mr. Navin Agarwal Executive Vice- Chairman DIN: 00006303	51	Soham, 8/738 Behramji Gamadia Road (Carmichael Road), Mumbai - 400026, Maharashtra, INDIA	01-08-2003

• Bharat Aluminium Company Limited

• Hindustan Zinc Limited

• Cairn India Limited

• The Madras Aluminium Co. Limited

• Sterlite Iron & Steel Company Limited

• Vedanta Aluminium Limited

• Hare Krishna Packaging Private Limited

• Konkola Copper Mines, Plc.

• Vedanta Resources Plc., UK

• Vedanta Resources Holdings Limited

• Vedanta Resources Investment Limited

3	Mr. Gautam Bhailal Doshi Non-Executive Independent Director DIN: 00004612	59	402, Hamilton Court, Tagore Road, Santa Cruz (West), Mumbai - 400054 Maharashtra, INDIA	29-06-2001

• REL Utility Engineers Limited (formerly Sonata Investments Limited)

• Reliance Communications Infrastructure Limited

• Reliance Media Works Limited

• Reliance Anil Dhirubhai Ambani Group Limited

• Reliance Big TV Limited

• Reliance Telecom Limited

• Piramal Life Sciences Limited

• Digital Bridge Foundation (Sec. 25 Comp)

• Reliance Broadcast Network Limited

• Reliance Home Finance Private Limited

• Telecom Infrastructure Finance

Private Limited • Connect Infotain Private Ltd

4	Mr. Berjis Minoo Desai Non-Executive Independent Director DIN: 00153675	56	YEZERINA-II Road No 5, 740/741 DadarParsi Colony Dadar, Mumbai – 400014 Maharashtra, INDIA	29-01-2003

• The Great Eastern Shipping Company Limited

• Praj Industries Limited

• Edelweiss Financial Services Limited

• Man Infraconstruction Limited

• Adani Enterprises Limited

• HimatsingkaSeide Limited

• DCW Limited

• Greatship (India) Limited

• Emcure Pharmaceuticals Limited

• JSA Lex Holdings Limited

• Divatex Home Fashions Inc

• Centurm Fiscal Private Limited

• Capricorn Studfarm Private Limited

• Capricorn Agrifarms & Developers Private Limited

• Equine Bloodstock Private Limited

5	Mr. Sandeep H. Junnarkar Non-Executive Independent Director DIN: 00003534	61	Flat no. 1702, Wallace Apartment, Naushir Bharucha Marg, Mumbai – 400007 Maharashtra, INDIA	29-06-2001

• Everest Industries Limited

• Excel Crop Care Limited

• IL&FS Infrastructure Development Corpn, Limited

• Jai Corp. Limited

• Jai Realty Ventures Limited

• Reliance Industrial Infrastructure Limited

• Reliance Industrial Investments & Holdings Limited

• Reliance Ports and Terminals Limited

6	Mr. A. R. Narayanaswamy Non-Executive Independent Director DIN: 00818169	60	A-12, Archana CHS, Juhu Versova Link Road, Andheri (West), Mumbai - 400053, Maharashtra, INDIA	23.07.2011

• Hindustan Zinc Limited

• Sterlite Technologies Limited

• Ibis Logistics Private Limited

• Ibis Systems and Solutions Private Limited

• Ibis Softec Solutions Private Limited

• Primex Healthcare and Research Private Limited

7	Mr. D. D. Jalan	56	Ashoka Towers,	24.12.2008	• Vedanta Resources Finance

Whole Time Director & Chief Financial Officer DIN: 00006882	Apartment no. 807, Tower D, 63/74, Dr. S. S. Rao Marg, Parel, Mumbai – 400012 Maharashtra, INDIA

Limited

• Vedanta Resources Cyprus Limited

• Vedanta Resources Jersey Limited

• Vedanta Resources Jersey II Limited

• Vedanta Investment Jersey Limited

• Sesa Resources Limited

• Sesa Mining Corporation Limited

• Thalanga Copper Mines Pty Limited

• Copper Mines of Tasmania Pty Limited

• Sterlite Ports Limited

• Sterlite Infraventures Limited

• Vizag General Cargo Berth Private Limited

• Paradip Multi Cargo Berth Private Limited

• Twinstar Energy Holdings Limited

• Twinstar Mauritius Holdings Limited

• THL Zinc Ventures Limited

• THL Zinc Limited

• Pecvest 17 (Pty) Limited – South Africa

(ii)	Details of Change in Directors since last three Years:

Name, Designation and DIN	Date of Appointment	Director of the Company since (In case of Resignation)	Remarks
Mr. A. R. Narayanaswamy	23.07.2011	NA	—
Non-Executive
Independent Director
DIN: 00818169

Details regarding Auditors of the Company:

(i)	Details of Auditors of the Company:

Name	Address	Auditor Since
Deloitte Haskins & Sells, Chartered Accountants	12, Dr. Annie Besant Road, Worli, Mumbai – 400 018 Tel: +91 22 6667 9000 Fax: +91 22 6667 9025	2008
M/s Chaturvedi & Shah Chartered Accountants	912-913 Tulsiani Chambers Nariman Point Mumbai – 400 021	1975

(ii)	Details of change in Auditors since last 3 Years

No Change

Details of Borrowings of the Company as on 31ST Mar 2013

(i) Details of Secured Loan Facilities#:

					Rs Crs
Lender’s Name	Type of Facility	Amt Sanctioned (Rs. Crores)	Principal Amt Outstanding (Rs. Crores)	Repayment Date/ Schedule	Security
Citibank	Buyers Credit	210	0	NA	By way of joint deed of hypothecation on Stock & debtors
Deutsche Bank	Buyers Credit	200.00	200.00	Various maturities*	By way of joint deed of hypothecation on Stock & debtors
HDFC Bank	Buyers Credit	500.00	500.00	Various maturities*	By way of joint deed of hypothecation on Stock & debtors
ICICI Bank	Buyers Credit	1,033.04	1,033.04	Various maturities*	By way of joint deed of hypothecation on Stock & debtors
IDBI Bank	Buyers Credit	800.00	784.87	Various maturities*	By way of joint deed of hypothecation on Stock & debtors
SBI Bank	Buyers Credit	400.00	0	Various	By way of joint

maturities*	deed of hypothecation on Stock & debtors

*	Buyers Credit is availed in the normal course of business from various banks and the maturity for the same is within 1 year in case of operations Buyers Credit
#	Secured NCD are covered under point no. (iii) Details of NCD.

(ii)	Details of Unsecured Loan Facilities#:

Lender’s Name	Type of Facility	Amt Sanctioned (Rs. Crores)	Principal Amt Outstanding (Rs. Crores)	Repayment Date/Schedule
DBS Bank (Off Shore lines)	Buyer’s Credit	254.66	254.66	Various maturities*
Deutsche Bank	Buyers Credit	263.56	263.56	Various maturities*
HDFC Bank	Buyers Credit	863.56	863.56	Various maturities*

*	Buyers Credit is availed in the normal course of business from various banks and the maturity for the same is within 1 year in case of operations Buyers Credit
#	Unsecured FCCB are covered under point no. (vi) Details of Rest of Borrowings.

(iii)	Details of NCDs as on 30th June 2013:

Debenture Series	Tenor/Period of Maturity	Coupon	Amount (Rs. In Crs)	Date of Allotment	Redemption Date / Schedule	Credit Rating	Secured / Unsecured	Security
(i)	10 Years	9.40%	500	25.10.2012	25.10.2022	CRISIL AA+ and IND AA+	Secured	1.25 times asset cover
(ii)	10 Years	9.40%	500	27.11.2012	27.11.2022	CRISIL AA+ and IND AA+	Secured	1.25 times asset cover
(iii)	10 Years	9.24%	500	06.12.2012	06.12.2022	CRISIL AA+ and IND AA+	Secured	1.25 times asset cover
(iv)	10 Years	9.24%	500	20.12.2012	20.12.2022	CRISIL AA+ and IND AA+	Secured	1.25 times asset cover
(V)	10 Years	9.10%	2500	05.04.2013	05.04.2033	CRISIL AA+ and IND AA+	Secured	1.25 times asset cover

(iii)	List of Top 10 Debenture Holders as on 30th June 13

Sr. No.	Name of Debenture Holders	Amount (Rs. In Crs)
1.	IDFC DYNAMIC BOND FUND	400
2.	UTI-BOND FUND	360
3.	IDFC SUPER SAVER INCOME FUND- MEDIUM TERM FUND	325

4.	YES BANK LIMITED	260
5.	KOTAK MAHINDRA TRUSTEE COMPANY LTD. A/C. KOTAK MAHINDRA BOND UNIT SCHEME 99	235
6.	UTI SHORT TERM INCOME FUND	220
7.	AXIS BANK LIMITED	200
8.	RELIANCE CAPITAL TRUSTEE CO LTD A/C- RELIANCE REGULAR SAVINGS FUND-DEBT OPTION	190
9	IDFC SUPER SAVER INCOME FUND- INVESTMENT PLAN	175
10.	ICICI PRUDENTIAL SHORT TERM PLAN	175
11.	ICICI PRUDENTIAL CORPORATE BOND FUND	165

(iv)	Amount of Corporate Guarantee issued by the Issuer along with name of the Counterparty, on behalf of whom it has been issued as on 31st May 2013

Counterparty	Amount (In RsCrs)
Copper Mines of Tasmania	47.88
Vedanta Aluminium Ltd	2,286.94
Sterlite Energy Limited	7,610.37
Talwandi Sabo Power Ltd	3,817.51
Sterlite Infrastructure Ltd	3,373.02
Vizag General Cargo Berth	542.24

Total	17677.954

(v)	Details of Commercial Papers:

The total Face Value of Commercial Papers Outstanding as on 30th June 2013 is Rs. 625 Crores.

Break up of the same is as below:

Maturity Date	Amount Outstanding (Face Value) (Rs. In Crs)
23.08.2013	225
06.09.2013	400

(vi)	Details of Rest of the Borrowings (if any, including hybrid debt like FCCB, Optionally Convertible Debentures / Preference Shares) as on 31st March 2013:

Party Name (in case of Facility) / Instrument Name	Type of Facility / Instrument	Amount Sanctioned / Issued (Amount in USD Mn)	Principal Amt Outstanding (Amount in USD Mn)	Repayment Date / Schedule	Credit Rating	Secured / Unsecured	Security
Foreign Currency Convertible Bonds	FCCB	USD 500 Million	USD 500 Million	30-Oct-14	NA	Unsecured	NA

(vii)	Details of all default/s and/or delay in payment of interest and principal of any kind of term loans, debt securities and other financial indebtedness including corporate guarantees issued by the Company, in the past 5 years:

NIL

Other Borrowing Details

Details of any outstanding borrowings taken/ debt securities issued where taken / issued (i) for consideration other than cash, whether in whole or part, (ii) at a premium or discount, or (iii) in pursuance of an option

NIL

(c)	Details of Promoters of the Company:

(d)	Details of Promoter Holding in the Company as on March 31, 2013 :

Sr No	Name of the Shareholders	Total No. of Equity Shares	No. of Shares in Dmat Form	Total Shareholding as % of total no of equity shares	No. of Shares Pledged	% of Shares pledged with respect to shares owned
1	Indian Promoters
	Madras Aluminium Company Limited	119750659	119750659	3.56	Nil	Nil
	Ankit Agarwal	342000	342000	0.01	Nil	Nil
	Pratik Agarwal	316000	316000	0.01	Nil	Nil
	Agarwal Galvanising Private Limited	202900	202900	0.01	Nil	Nil
	SumanDidwania	146160	146160	0.00	Nil	Nil
	SakshiDidwania	30000	30000	0.00	Nil	Nil
2	FOREIGN PROMOTERS
	Twinstar Holdings Limited	16,71,144,924	16,71,144,924	49.72	Nil	Nil
	Twinstar Holdings Limited (Equity Shares underlying the ADS holding)	165,487,852	165,487,852	4.92%	Nil	Nil

	Total	1,95,74,20,495	1,95,74,20,495	58.24%	Nil	Nil

Note: Twinstar Hodlings Limited (Foreign Promoter) holds 165,487,852 equity shares underlying the ADS (representing 4.92% of the share capital of the company). One (1) American Depository Shares represents Four (4) equtiy shares of Re.1/-.

Abridged version of Audited Consolidated and Standalone Financial Information for the last three years and latest Audited / Limited Review Half Yearly

Standalone				(Rs. In Crs)
Parameters	FY 2013	FY 2012	FY 2011	FY 2010

Networth	25,563.37	24,737.38	23,228.90	22,268.08

Total Debt	9,866.16	5,333.35	5,761.03	5,322.20

-of which – Non Current Maturities of Long Term Borrowing	4,489.04	2,280.98	2,133.65	2,537.34

-Short Term Borrowing	5,313.48	3,049.25	3,605.76	2,784.86

-Current Maturities of Long Term Borrowing	63.64	3.13	21.63	—

Net Fixed Assets	2,377.76	2,202.79	1,887.43	1,826.63

Non Current Assets	18,095.30	9,994.11	6,118.97	5,368.22

Cash and Cash Equivalents	1,805.77	1,975.98	1,891.28	2,284.91

Current Investments	504.30	1,726.12	3,095.44	5,615.95

Current Assets	22,346.71	24,307.93	27,159.61	16,914.12

Current Liabilities	9,993.40	6,962.92	7,483.17	1,770.83

Net sales	18,921.03	18,092.06	15,307.14	13,114.28

EBITDA	900.49	1,205.00	754.27	559.92

EBIT	2,646.41	3,028.62	2,191.15	1,477.77

Interest	615.39	597.46	317.02	256.44

PAT	1,577.27	1,657.48	1,419.71	831.50

Dividend amounts(paid)	(719.88)	(765.37)	(370.35)	(343.53)

Consolidated				(Rs. In Crs)
Parameters	FY 2013	2011-12	2010-11	2009-10

Networth	50,955.17	46,055.68	41,435.48	37,012.00

Total Debt	19,277.16	15,694.44	11,729.25	9,260.00
-of which – Non Current Maturities of Long Term Borrowing	10,623.18	7,448.64	5,355.48	NA

-Short Term Borrowing	7,990.01		7,023.86	5,592.07	NA

-Current Maturities of Long Term Borrowing	663.97		1,221.94	781.70	NA

Net Fixed Assets (including CWIP)	40,170.74		33,501.46	27,424.30	23,350.00

Non Current Assets	50,631.81		45,790.98	35,577.59	NA

Cash and Cash Equivalents	9,432.55		8,539.20	9,501.99	3,337.76

Current Investments	15,051.46		14,419.94	12,644.51	17,975.51

Current Assets	47,998.44		39,691.75	38,868.11	17,511.41

Current Liabilities	18,385.10		16,105.32	14,001.69	4,931.90

Net sales	44,921.89		40,966.77	30,248.06	24,500.60

EBITDA	10,574.00		10,169.00	8,050.00	8,031.00

EBIT	8542.22		8,339.19	7,019.87	7,281.21

Interest	922.24		852.42	350.93	292.42

PAT	6,060.32		4,827.92	5,042.52	3,743.74

Dividend amounts		#	(1,311.33)	(501.81)	(448.84)

#	To be calculated at the year end

NA: Not Available

Any material event/ development or change having implications on the financial / credit quality (e.g. any material regulatory proceedings against the Issuer/Promoters, tax litigations resulting in material liabilities, corporate restructuring event etc) at the time of issue which may affect the issue or the investor’s decision to invest / continue to invest in the debt securities.

(i) The Tamil Nadu Pollution Control Board (TNPCB) vide order dated March 29, 2013 had ordered closure of the Tuticorin based Copper Smelter (Unit). The closure is based on certain complaints regarding alleged gas leakage. The Unit had submitted its reply contesting the entire case and the emissions parameters were within limits. However, on 29th March 2013, TNPCB ordered closure of the Plant. The Company had filed a statutory appeal on 01-04-2013 before the National Green Tribunal (NGT), Chennai. NGT after due consideration allowed opening of the plant on May 31st via its interim order pending final hearing on 10th July 2013. However TNPCB challenged this decision in the Hon’ble Supreme Court of India. The Hon’ble Supreme Court of India has upheld the NGT’s decision to allow the plant to be opened till the final hearing and subsequently the operations were started on 23rd June 2013.

(ii) The Hon’ble Supreme Court of India, vide its judgment dated April 02, 2013, has allowed the appeal of the Company and has set aside the judgment of the Madras High Court order dated September 28, 2010 vide which the Company’s Tuticorin based Copper Smelter (Unit) was ordered to be permanently closed. The Apex Court set aside the High Court on the basis that the Unit has complied with all directions of NEERI TNPCB and CPCB.

The Apex Court has directed the Company to pay Rs.100 crores as compensation which will be paid to the Collector, Tuticorin for improving the environment in the local area.

(iii) On 25 February 2012, Sterlite, Sesa Goa and Vedanta Resources plc (“Vedanta”, and together with its subsidiaries, the “Vedanta Group”) announced an all-share merger of Vedanta’s majority-owned subsidiaries Sesa Goa and Sterlite to create Sesa Sterlite (“Sesa Sterlite”) and a consolidation of various subsidiaries held within the Vedanta Group. The detail of the scheme and its impact has been explained in this Disclosure Document.

This scheme has already been approved by the shareholders of the respective companies. The Honourable High Court of Bombay at Goa by its order dated April 3, 2013 has approved this Amalgamation and Arrangement scheme. The Scheme is also subject to approval of the Honourable High Court of Madras wherein the hearings have completed and the order is awaited.

(iv) Order on Niyamgiri MInes

In its latest verdict on the issue on 18th April 2013, the Hon’ble Supreme Court has asked the Vedanta to get Gram Sabha nod for Niyamgiri mining. The Gram Sabha, which will have a nominee from the state high court as an observer, will take a decision by July 2013 and communicate it to the Ministry of Environment and Forests (MoEF). The MoEF shall take a final decision on the grant of Stage II clearance for the bauxite mining project in the light of the decision of the gram sabha within two months thereafter.

Debenture Trustee

Axis Trustee Services Limited has been appointed as Debenture Trustee for the proposed NCD issue. The Debenture Trustee has given their consent to the Issuer for its appointment and a copy of the consent letter is enclosed as Annexure to this document. The Company will enter into a Trustee Agreement/Trust Deed, inter-alia, specifying the powers, authorities and obligations of the Company and the Trustees in respect of the Debentures.

The Debenture holders shall, without any further act or deed, be deemed to have irrevocably given their consent to and authorized the Trustees or any of their Agents or authorized officials to do, inter alia, all such acts, deeds and things necessary in respect of or relating to the security to be created for securing the Debentures being offered in terms of this Disclosure Document. All rights and remedies under the Debenture Trust Deed and/or other security documents shall rest in and be exercised by the Trustees without having it referred to the Debenture holders. Any payment made by the Company to the Trustees on behalf of the Debenture holder(s) shall discharge the Company pro tanto to the Debenture holder(s).

The Trustees will protect the interest of the Debenture holders in the event of default by the Company in regard to timely payment of interest and repayment of principal and they will take necessary action at the cost of the Company. The major events of default which happen and continue without being remedied for a period of 30 days after the dates on which the monies specified in (i) and (ii) below become due and will necessitate repayment before stated maturity are as follows:

(i) Default in payment of monies due in respect of interest/principal owing upon the Debentures;

(ii) Default in payment of any other monies including costs, charges and expenses incurred by the Trustees.

The rating rationale(s) adopted / credit rating letter issued by the rating agencies shall be disclosed

The NCDs are rated by CRISIL and India Ratings as “CRISIL AA+/Stable” (CRISIL Double A plus with stable outlook) and “IND AA+ (EXP)” (Ind Double A plus expected) respectively. Instruments with this rating are considered to have high degree of safety regarding timely servicing of financial obligations. Such Instruments carry very low credit risk.

Please note that the rating is not a recommendation to buy, sell or hold securities and investors should take their own decision. The rating may be subject to revision or withdrawal at any time by the assigning rating agency and each rating should be evaluated independently of any other rating. The rating obtained is subject to revision at any point of time in the future. The rating agencies have a right to suspend, withdraw the rating at any time on the basis of new information etc.

The rating letter along with rating rationale as released by Rating Agencies is attached at the end of this document.

Names of All the Recognized Stock Exchanges Where Securities Are Proposed To Be Listed

The Secured Redeemable Non-Convertible Debentures are proposed to be listed on the Bombay Stock Exchange of India Ltd. (‘BSE’). In-principal Approval from the stock exchange has been obtained.

Details of debt Securities issued and sought to be listed including face value, nature of debt securities, mode of issue, public issue or private placement

Under the purview of current document, the Company intends to raise an amount of Rs. 750 Crores by Private Placement of Secured, Redeemable, Non-Convertible Debentures (NCDs) of Face Value of Rs.10,00,000/- each.

The company has a valid rating “CRISIL AA+/Stable” and “IND AA+ (EXP)” by CRISIL and India Ratings respectively. As per the details given below, the rating letter is enclosed at the end of this document.

Instruments with this rating are considered to have high degree of safety regarding timely servicing of financial obligations. Such Instruments carry very low credit risk.

Detailed term sheet for the debenture issue has been put under “Issue Details” in this Disclosure Document.

The rating is not a recommendation to buy, sell or hold securities and investors should take their own decision. The rating may be subject to revision or withdrawal at any time by the assigning rating agency and each rating should be evaluated independently of any other rating. The ratings obtained are subject to revision at any point of time in the future. The rating agency has the right to suspend, withdraw the rating at any time on the basis of new information etc.

Issue Size

The company proposes to mobilize through private placement of secured, non-convertible debentures (NCDs) of face value of Rs. 10,00,000/- each aggregating up to Rs. 750 crores.

For Details of the issue, please refer “Issue Details” in this document”

Details of utilisation of issue proceeds

The Proceeds of the Issue will be utilized by the Issuer for normal capex, Long term working capital requirements and general corporate purpose.

Particulars of the issue

A statement containing particulars of the dates of, and parties to all material contracts, agreements involving financial obligations of the issuer

Material Contracts - By very nature and volume of its business, the Company is involved in a large number of transactions involving financial obligations and therefore it may not be possible to furnish details of all material contracts and agreements involving financial obligations of the Company. However, the contracts referred to in Para A below (not being contracts entered into in the ordinary course of the business carried on by the Company) which are or may be deemed to be material have been entered into by the Company. Copies of these contracts together with the copies of documents referred to in Para B may be inspected at the Registered Office of the Company between 10.00 a.m. and 2.00 p.m. on any working day until the issue closing date

Para A:

a) Letter appointing Registrar and Transfer Agents and copy of MoU entered into between the Company and the Registrar.

b) Letter appointing Axis Trustee Services Ltd. as Trustees to the Debenture Holders.

Para B: Documents

•	Memorandum and Articles of Association of the Company, as amended from time to time.

•	Credit Rating Letters for the current Placements.

•	Letter from BSE conveying its in-principle approval.

•	Board Resolution approving the proposed private placement.

•	AGM Resolution providing for the Borrowing Powers of the Company.

•	Consent letters of the Trustees to the Debenture holders.

•	Annual Reports of the Company for the last three years.

•	Auditor’s Report in respect of the Financials of the Company.

Governing Law & Provisions

The Debentures offered are subject to provisions of the Companies Act, 1956, Securities Contract Regulation Act, 1956, terms of this Disclosure Document, Instructions contained in the Application Form and other terms and conditions as may be incorporated in the Trustee Agreement and the Trust Deed. Over and above such terms and conditions, the Debentures shall also be subject to the applicable provisions of the Depositories Act 1996 and the laws as applicable, guidelines, notifications and regulations relating to the allotment & issue of capital and listing of securities issued from time to time by Securities & Exchange Board of India (SEBI), concerned Stock Exchange or any other authorities and other documents that may be executed in respect of the Debentures. Any disputes arising out of this issue will be subject to the exclusive jurisdiction of the Court at Mumbai, Maharashtra.

Face Value, Issue Price, Effective Yield for Investor

Each Debenture has a face value of Rs. 10,00,000/- and is issued at par i.e. for Rs. 10,00,000/-. Since there is no premium or discount on either issue price or on redemption value of the Debenture, the effective yield for the investors held to maturity shall be the same as the coupon rate on the Debentures.

Minimum Subscription

As the current issue of Debentures is being made on private placement basis, the requirement of minimum subscription shall not be applicable and therefore the Company shall not be liable to refund the issue subscription(s)/ proceed(s) in the event of the total issue collection falling short of issue size or certain percentage of issue size.

Deemed Date of Allotment

All benefits related to the Debentures will be available to the allottees from the Deemed Date of Allotment. The actual allotment of the Debentures may take place on a date other than the Deemed Date of Allotment. The Company will pay interest on the application money from the date of realisation of Cheque(s)/Demand draft(s) up to, but not including the Deemed Date of Allotment, in respect of the application money.

Security

The Debentures shall be secured by way of Registered and/or Equitable Mortgage(s) by deposit of Title Deeds/ Memorandum of Entry of certain immovable properties and/or by hypothecation of movable assets excluding current assets of the Company and /or its subsidiary / Associate company, as may be identified for this purpose in such form and manner in one or more tranche(s) and through one or more security documents. The security can be created in any manner, subject to the satisfaction of the Debenture Trustee. The Security shall be created by way of first/pari-passu charge.

The Company shall within 180 days from the deemed date of allotment of the proposed NCDs and at all times thereafter maintain a minimum security cover of 1.25 times of the face value of debentures outstanding under the present issuance of NCDs.

Security Creation

Security to be created within 180 days from the date of allotment or extended period as agreed by the Debenture Trustee / Debenture Holders.

Market Lot

The market lot shall be one Debentures Series of face value of Rs. 10 Lac each (“Market Lot”). Since the NCDs are being issued only in dematerialised form, odd lots will not arise.

Interest on Application Money

Interest on application money at the coupon rate (subject to deduction of tax at source at the rate prevailing from time to time under the provisions of the Income Tax Act, 1961, or any other statutory modification or re-enactment thereof) will be paid to the applicants. Such interest shall be paid from the date of realization of cheque(s) / demand draft(s) up to the date immediately preceding the Deemed Date of Allotment and shall be sent along with the letter(s) of allotment/ intimation of allotment. The relevant interest warrant(s) / cheque(s) will be dispatched by Courier/Registered Post/Hand Delivery along with the letter(s) of allotment, as the case may be, at the sole risk of the applicant, to the applicant at the address registered with the Company within 30 days from the date of allotment. No interest on application money shall be paid to the applicants whose applications are rejected. In the case of applicants whose applications are accepted in part, no interest shall be paid on the portion of the application money refunded to them.

Interest on NCDs

The Debentures shall carry interest at the rate of coupon rate (subject to deduction of tax at source at the rates prevailing from time to time under the provisions of the Income Tax Act, 1961, or any other statutory modification or re-enactment thereof) throughout the tenure of the Debentures and up to final redemption thereof.

The interest will be paid to the registered Debenture holders recorded in the books of the Company and in the case of joint holders, to the one whose name stands first in the Register of Debenture holders. In the event of the Company not receiving any notice of transfer along with the original Debenture certificates at least fifteen calendar days before the respective due dates for payment of interest, the transferee(s) for the Debentures shall not have any claim against the Company in respect of interest so paid to the registered Debenture holder(s). Wherever the signature(s) of such transferor(s) in the intimation sent to the Company is / are not in accordance with the specimen signature(s) of such transferor(s) available on the records of the Company, all payments of remaining interest on such

Debenture(s) will be kept in abeyance by the Company till such time the Company is satisfied in this regard.

Payment will be made by way of RTGS/ NEFT/ Electronic mode or by cheque(s) / interest warrant(s) which will be dispatched to the Debenture holder(s) by Courier / Registered Post / Hand Delivery, in accordance with the existing rules / laws at the sole risk of the Debenture holder(s) to the sole holder(s) / first named holder(s) at the address registered with the Company.

Interest in all cases shall be payable on the amount outstanding on an Actual/Actual basis, i.e., Actual number of days elapsed divided by the actual number of days in the year.

If any of the interest payment dates is a Saturday, Sunday, a holiday or unscheduled non-business day in Mumbai, interest will be payable on the next succeeding business day in Mumbai and shall be the interest / principal payment date.

Such payment on the next working day would not constitute non-payment on due date and no additional payment will be made for such day(s).

Tax Deduction at Source

Tax as applicable under the Income Tax Act, 1961, or any other statutory modification or re-enactment thereof will be deducted at source. Tax exemption certificate/ document, under Section 193 of the Income Tax Act, 1961, if any, must be lodged at the registered office of the Company or at such other place as may be notified by the company in writing, at least 30 calendar days before the interest payment dates. Tax exemption certificate / document in respect of non-deduction of tax at source on interest on application money, must be submitted along with the Application Form.

However, Finance Act 2008 has inserted clause (ix) under the proviso to Section 193, which reads as under:

“Any interest payable on any security issued by a company, where such security is in dematerialized form and is listed on a recognized stock exchange in India in accordance with the Securities Contracts (Regulation) Act, 1956 and rules made thereunder.”

The amendment, which will be effective 1st June 2008, will have following implications:

Tax will not to be deducted at source by the Company from interest paid on these debentures issued by the company, which are listed on the recognized stock exchanges and held in dematerialised form by investors.

Debentures in Dematerialized Form

The Company has finalized Depository Arrangements with NSDL and CDSL for dematerialization of the Debentures. The investor has to necessarily hold the Debentures in dematerialized form and deal with the same as per the provisions of Depositories Act, 1996 (as amended from time to time). The normal procedures followed for transfer of securities held in dematerialized form shall be followed for transfer of these Debentures held in electronic form. The seller should give delivery instructions containing details of the buyer’s DP account to his depository participant.

Applicants to mention their Depository Participant’s name, DP-ID and Beneficiary Account Number/Client ID in the appropriate place in the Application Form., Debentures to successful allottee(s) having Depository Account shall be credited to their Depository Account against surrender of Letter of Allotment.

Interest or other benefits with respect to the Debentures would be paid to those Debenture holders whose names appear on the list of beneficial owners given by the Depositories to the Issuer as on a record date/book closure date. The Issuer would keep in abeyance the payment of interest or other benefits, till such time that the beneficial owner is identified by the Depository and informed to the Issuer where upon the interest/benefits will be paid to the beneficiaries within a period of 30 days.

Transfer of Debentures

Debentures shall be transferred subject to and in accordance with the rules/ procedures as prescribed by the NSDL / CDSL / Depository Participant of the transferor/ transferee and any other applicable laws and rules notified in respect thereof. The normal procedure followed for transfer of securities held in dematerialized form shall be followed for transfer of these Debentures held in electronic form. The seller should give delivery instructions containing details of the buyer’s DP account to his depository participant.

The transferee(s) should ensure that the transfer formalities are completed prior to the Record Date. In the absence of the same, interest will be paid/ redemption will be made to the person, whose name appears in the records of the Depository. In such cases, claims, if any, by the transferee(s) would need to be settled with the transferor(s) and not with the company.

Payment on Redemption

The debentures shall be redeemed at par at the end of the tenor, as mentioned in the issue details. The amounts due on redemption will be paid to the registered Debenture holder(s) whose name(s) is / are recorded in the books of the Company and in the case of joint holders, to the one whose name stands first in the Register of Debenture holders as on the record date.

Payment on redemption will be made by way of cheque(s)/ redemption warrant(s)/ demand draft(s)/ credit through RTGS system/ NEFT funds transfer in the name of Debenture Holder(s) whose names appear on the List of Beneficial Owners given by the Depository to the Company as on the Record Date. Payment shall be made by the Issuer in the form of cheques payable at par at such places as the Issuer may deem fit. In case cheque “payable at par” facility is not available at any place of payment, the Issuer shall have the right to adopt any other suitable mode of payment.

If any of the principal repayment dates is a Saturday, Sunday, a holiday or unscheduled non-business day in Mumbai, interest will be payable on the next succeeding business day in Mumbai and shall be the interest / principal payment date.

Such payment on the next working day would not constitute non-payment on due date and no additional payment will be made for such day(s).

Right to Reissue Debenture(s)

The Company will have the power, as provided for under the Companies Act, 1956, exercisable at its absolute discretion from time to time to repurchase some or all the Debenture at any time prior to the specified date of maturity as per the prevailing guidelines/regulations, if any. This right does not construe a call option. In the event of the Debenture being bought back, or redeemed before maturity in any circumstance whatsoever, the Company shall be deemed to always have the right, subject to the provisions of Section 121 of the Companies Act, 1956 to re-issue such Non-convertible debenture either by re-issuing the same Debenture or by issuing other Non-convertible debenture in their place.

The Company may also, at its discretion and as per the prevailing guidelines/regulationsat any time purchase Secured Non Convertible Debenture at discount, at par or at premium in the open market. Such Secured Non Convertible Debenture may, at the option of Company, be cancelled, held or resold at such price and on such terms and conditions as the Company may deem fit and as permitted by Law.

Joint-Holders

Where two or more persons are holders of any Debenture(s), they shall be deemed to hold the same as joint tenants with benefits of survivorship in the same manner and to the same extent and be subject to the same restrictions and limitations as in the case of the existing equity shares of the Company, subject to other provisions contained in the Articles.

Sharing of Information

The Company may, at its option, use on its own, as well as exchange, share or part with any financial or other information about the Debenture holders available with the Company, with its subsidiaries and affiliates and other banks, financial institutions, credit bureaus, agencies, statutory bodies, as may be required and neither the Company or its subsidiaries and affiliates nor their agents shall be liable for use of the aforesaid information.

Mode of Transfer

The Debentures shall be transferable and transmittable in the same manner and to the same extent and be subject to the same restrictions and limitations as in the case of the existing equity shares of the Company. The provisions relating to transfer and transmission, nomination and other related matters in respect of equity shares of the Company, contained in the Articles of Association of the Company, shall apply mutatis mutandis to the transfer and transmission of the Debentures and nomination in this respect.

Succession

In the event of demise of the sole holder of the Debentures, the Company will recognize the executor or administrator of the deceased Debentureholder, or the holder of succession certificate or other legal representative as having title to the Debentures. The Company shall not be bound to recognize such executor, administrator or holder of the succession certificate, unless such executor or administrator obtains probate or letter of administration or such holder is the holder of succession certificate or other legal representation, as the case may be, from a Court in India having jurisdiction over the matter. The directors of the Company may, in their absolute discretion, where they think fit, dispense with production of probate or letter of administration or succession certificate or other legal representation, in order to recognize such holder as being entitled to the Debentures standing in the name of the deceased Debentureholder on production of sufficient documentary proof or indemnity.

Modification of Rights

The rights, privileges, terms and conditions attached to the Debentures may be varied, modified or abrogated by the company, with the consent, in writing, of those holders of the Debentures who hold at least three fourth of the outstanding amount of the Debentures or with the sanction accorded pursuant to a resolution passed at a meeting of the Debenture holders, provided that nothing in such consent or resolution shall be operative against the Company where such consent or resolution modifies or varies the terms and conditions of the Debentures, if the same are not acceptable to the Company.

Letter/s of allotment/ refund order(s) and interest in case of delay in dispatch

The Company shall take necessary steps within 2 working days from the deemed date of allotment for giving dmat credit.

The issuer further agrees to pay interest as per the applicable provisions of the Companies Act, 1956, if the allotment letters/refund orders have not been dispatched to the applicants within 30 days from the date of the closure of the issue.

Right to Accept or Reject Applications

The Company reserves its full, unqualified and absolute right to accept or reject any application, in part or in full, without assigning any reason thereof. The applicants will be intimated about such rejection along with the refund warrant, together with interest on application money, if applicable, from the date of realization of the cheque(s)/ demand drafts(s) till one day prior to the date of refund. The application forms that are not complete in all respects are liable to be rejected and such applicant would not be paid any interest on the application money. Application would be liable to be rejected on one or more technical grounds, including but not restricted to:

a. Bank account details not given;

b. Details for issue of debentures in electronic/ dematerialised form not given; PAN not mentioned in appropriate place.

c. In case of applications under Power of Attorney by limited companies, corporate bodies, trusts, etc. relevant documents not submitted;

In the event, if any Bond(s) applied for is/ are not allotted in full, the excess application money of such Debentures will be refunded, as may be permitted.

Documentation

The issuer shall get the NCDs listed and comply with the SEBI guidelines, if any, applicable to the present issue. The issuer shall ensure that all the consents and resolution required to issue the Debentures are in place prior to the issue.

Who Can Apply

The following categories of investors, specifically approached, are eligible to apply for this private placement of Debentures.

1. Scheduled Commercial Banks;

2. Financial Institutions;

3. Insurance Companies;

4. Primary/ State/ District/ Central Co-operative Banks (subject to permission from RBI);

5. Regional Rural Banks;

6. Mutual Funds;

7. Companies, Bodies Corporate authorised to invest in Debentures;

8. Trusts, Provident Funds, Gratuity, Superannuation & Pension Funds, subject to their Investment guidelines.

9. Any investor(s) authorized to invest in the private placement.

All investors are required to comply with the relevant regulations/ guidelines applicable to them for investing in this issue. Hosting of Disclosure Document should not be construed as an offer to issue and the same has been hosted only as it is stipulated by SEBI. Investors should check about their eligibility before making any investment.

The applications must be accompanied by certified true copies of (1) Memorandum and Articles of Association/ Constitution/ Bye-laws made by other than for scheduled Commercial Banks (2) Resolution authorising investment and containing operating instructions (3) Specimen signatures of authorised signatories and (4) Xerox copy of PAN Card. (5) Necessary forms for claiming exemption from deduction of tax at source on the interest income/ interest on application money, wherever applicable.

Applications under Power of Attorney

In case of applications made under a Power of Attorney or by a Limited Company or a Body Corporate or Registered Society or Mutual Fund, and scientific and/or industrial research organisations or Trusts etc, the relevant Power of Attorney or the relevant resolution or authority to make the application, as the case may be, together with the certified true copy thereof along with the certified copy of the Memorandum and Articles of Association and/or Bye-Laws as the case may be must be attached to the Application Form or lodged for scrutiny separately with the photocopy of the Application Form, quoting the serial number of the Application Form at the Company’s branch where the application has been submitted, or at the office of the Registrars to the Issue after submission of the Application Form to the bankers to the issue or any of the designated branches as mentioned on the reverse of the Application Form, failing which the applications are liable to be rejected. Such authority received by the Registrars to the Issue more than 10 days after closure of the subscription list may not be considered.

Application by Mutual Funds

In case of applications by Mutual Funds, a separate application must be made in respect of each scheme of an Indian Mutual Fund registered with SEBI and such applications will not be treated as multiple applications, provided that the application made by the Asset Management Company/ Trustees/ Custodian clearly indicate their intention as to the scheme for which the application has been made.

PAN/GIR Number

All Applicants should mention their Permanent Account Number or the GIR Number allotted under Income Tax Act, 1961 and the Income Tax Circle / Ward / District. In case where neither the PAN nor the GIR Number has been allotted, the fact of such a non-allotment should be mentioned in the Application Form in the space provided.

Signatures

Signatures should be made in English or in any of the Indian Languages. Thumb impressions must be attested by an authorized official of a Bank or by a Magistrate/Notary Public under his/her official seal.

Nomination Facility

As per Section 109 A of the Companies Act, 1956, only individuals applying as sole applicant/Joint Applicant can nominate, in the prescribed manner, a person to whom his Debentures shall vest in the event of his death. Non-individuals including holders of Power of Attorney cannot nominate.

Disputes and Governing Law

The Debentures shall be construed to be governed in accordance with Indian Law. The competent courts at Mumbai alone shall have jurisdiction in connection with any matter arising out of or under these precincts.

Over and above the aforesaid Terms and Conditions, the said Debentures shall be subject to the Terms and Conditions to be incorporated in the Debentures to be issued to the allottees and the Debenture Trust Deed/Trustee Agreement.

Trading of Debentures

The debenture shall be traded in dmat mode only and the marketable lot would be one debenture. Stock exchange may change the market lot as per its rules and regulations time to time.

List of Beneficial Owners

The Company shall request the Depository to provide a list of Beneficial Owners as at the end of the Record Date. This shall be the list, which shall be considered for payment of interest or repayment of principal amount, as the case may be.

Mode of Subscription/ How to Apply

All Application Forms, duly completed, together with cheque/ demand draft in favor of Sterlite Industries (India) Ltd. must be delivered before the closing date of the issue to the Arranger of the Issue. Applications for the Debentures must be in the prescribed form (enclosed) and completed in BLOCK CAPITAL LETTERS in English and as per the instructions contained therein. Investors may also remit their subscription money by way of RTGS/NEFT/ Account Transfer for credit in the account of Sterlite Industries (India) Ltd.

Effect of Holidays

If any of the interest payment or principal repayment dates is a Saturday, Sunday, a holiday or unscheduled non-business day in Mumbai, interest will be payable on the next succeeding business day in Mumbai and shall be the interest / principal payment date.

Such payment on the next working day would not constitute non-payment on due date and no additional payment will be made for such day(s).

Record Date

The ‘Record Date’ for the Debentures shall be 15 days prior to each interest payment and/ or principal repayment date on redemption or on exercise of put/call option date.

In case the Record Date/Book Closure Date falls on Sunday/Holiday, the day prior to the said Sunday/Holiday will be considered as the record date/book closure date.

Notice Period for Exercising Put/Call Option

Notice for exercising the put/call option shall be served at least 30 days prior to the applicable date for redemption under put/call option.

Payment on exercise of Put / Call Option

The right to exercise put or call option shall be as per the terms of the NCD issue. In case of Put option, the Debenture holder shall have the right to —Put the NCD’s i.e. get them redeemed on completion of the number of years / months as specified in the terms of the NCD issue from the deemed date of allotment. For availing of this facility, the Debenture holder shall forward the request in writing to the Company not less than 30 days (both dates exclusive) prior to the due date for redemption. In case of call option, Company shall have the right to —Call the entire/part amount of NCD’s on completion of the number of years/months as specified in the terms of the NCD issue for each series from the deemed date of allotment. The Company can exercise the call option by issuing notice to the debenture and/or by notifying its intention to do so through a public notice at least in one all India English and in one all India Hindi daily newspapers at least 30 days prior to the due date. In case, Company exercises the —Call option or the investor exercises the put option, the interest in relation to such NCDs shall cease from the put/call date.

Notices

The notices required to be given by the Company to the Debenture holder(s) or the Trustees shall be deemed to have been given if sent by registered post/ reputed courier to the sole/first allottee or sole/first registered holder of the Debentures, as the case may be. All notices to be given by the Debenture holder(s)/ Debenture trustee shall be sent by registered post, or by hand delivery to company or to such persons at such address as may be notified by the Company from time to time.

All transfer related documents, tax exemption certificates, intimation for loss of Letter of Allotment/Debenture(s), etc., requests for issue of duplicate debentures, interest warrants etc. and/or any other notices / correspondence by the Debenture holder(s) to the Company with regard to the issue should be sent by Registered Post, or by hand delivery to the Registrar, or to such persons at such address as may be notified by the Company from time to time. If any such communication by the Debenture Holder(s) is bound to be received within a stipulated timeline, the onus of compliance with such timeline shall be on the Debenture Holder(s).

Rights of Debenture holders

The rights of the Debenture holder shall be as per the Debenture trust deed.

Debenture holder not a Shareholder

The Debenture holders will not be entitled to any of the rights and privileges available to the Shareholders.

Debenture Redemption Reserve (DRR)

Adequate Debenture Redemption Reserve shall be created by the Company for the debentures in accordance with Section 117C of the Companies Act, 1956.

That The Permission/ Consent from the Prior Creditor for a Second or Pari Passu Charge Being Created In Favour Of the Trustees to the Proposed Issue Has Been Obtained

The assets proposed to be offered as security to the debenture holders is free from any prior charge/encumbrances except as already charged / mortgaged to the existing secured lenders. Permission, if any required to be obtained, shall be obtained before creation of security.

B. ISSUE DETAILS

Security Name	9.17% Sterlite Industries, July 2023

Issuer	Sterlite Industries (India) Limited

Type of Instrument	Secured, Non-Convertible, Non-Cumulative, Redeemable, Taxable Debenture (SRNCD)

Nature of Instrument	Secured

Seniority	Senior

Mode of Issue	Private Placement
Eligible Investors	The following categories of investors, specifically approached, are eligible to apply for this private placement of Debentures.
1. Scheduled Commercial Banks;
2. Financial Institutions;
3. Insurance Companies;
4. Primary/ State/ District/ Central Co-operative Banks (subject to permission from RBI);
5. Regional Rural Banks;
6. Mutual Funds;
7. Companies, Bodies Corporate authorised to invest in Debentures;
8. Trusts, Provident Funds, Gratuity, Superannuation & Pension Funds, subject to their Investment guidelines.
9. Any other investor(s) authorized to invest in the private placement.

Listing

On Bombay Stock Exchange. Listing application shall be filed with the stock exchange within 15 days from the date of allotment.

In case of delay in listing beyond 20 days from the deemed date of allotment, the company will penal interest of 1% p.a. over the coupon rate from the expiry of 30 days from the deemed date of allotment till the listing.

Rating of the Instrument	“CRISIL AA+/Stable” by CRISIL and “IND AA+(EXP)” by India Ratings

Issue Size	Rs. 750 Crores (Rupees Seven Hundred Fifty Crores only)

Option to retain oversubscription	NIL

Objects of the Issue	The Proceeds of the Issue will be utilized by the Issuer for normal capex, Long term working capital requirements and general corporate purpose. Issue proceeds will not be used for acquisition of Land or for investing in Capital Markets.

Details of the utilisation of the Proceeds	The Proceeds of the Issue will be utilized by the Issuer for normal capex, Long term working capital requirements and general corporate purpose. Issue proceeds will not be used for acquisition of Land or for investing in Capital Markets.

Coupon Rate	9.17% p.a.

Step Up/ Step Down Coupon Rate	N.A.

Coupon Payment Frequency	Annual

Coupon Payment Dates	04th July every year till maturity, if call/put option is not exercised, otherwise up to the call/put option date.

Coupon Type	Fixed

Coupon Reset Process	None

Day Count Basis	Actual/Actual Basis Interest payable on the Debentures will be calculated on the basis of actual number of days elapsed in a year of 365 or 366 Days as the case may be.

Interest on application money	At the coupon rate (subject to deduction of tax of source, as applicable) from the date of realization of cheque(s) / demand draft(s) up to one day prior to the Deemed Date of Allotment.

Default Interest Rate	In case of default in payment of interest and/or principal redemption on the due dates, additional interest @ 2% p.a. over the Coupon Rate will be payable by the company for the defaulting period.

Tenor	10 Years from the Deemed Date of Allotment

Redemption Date	04th July 2023

Redemption Premium / Discount	NIL

Issue Price	Rs.10,00,000 per Debenture

Discount at which security is issued and the effective yield as a result of such discount	N.A., as the security is being issued at par

Put Option Date	04 July 2018

Put Option Price	At the face value i.e. Rs.10,00,000 per Debenture

Call Option Date	04 July 2018

Call Option Price	At the face value i.e. Rs.10,00,000 per Debenture

Put Notification Time	30 days prior to the applicable Put Date

Call Notification Time	30 days prior to the applicable Call date

Face Value	Rs.10,00,000 per Debenture

Minimum Application	1 Debenture of Rs.10,00,000 each and in multiple of 1 thereafter

Issue Timing#:

1. Issue Opening Date	04th July 2013

2. Issue Closing Date	04th July 2013

3. Pay – in – Date	04th July 2013

4. Deemed Date of Allotment	04th July 2013

Mode of issuance	Only in Dematerialized form

Mode of Trading	Only in Dematerialized form

Settlement	Payment of interest and principal will be made by way of Cheque / DD / Electronic mode.

Depository	NSDL / CDSL

Business Day Convention

If any of the interest payment or principal repayment dates is a Saturday, Sunday, a holiday or unscheduled non-business day in Mumbai, interest will be payable on the next succeeding business day in Mumbai and shall be the interest / principal payment date.

Such payment on the next working day would not constitute non-payment on due date and no additional payment will be made for such day(s).

Record Date	15 Days prior to each Coupon Payment / Put Option Date / Call Option Date / Redemption Date.

Security	Security cover of 1.25 times, on the face value of outstanding debentures, by way of charge on the assets of the company and/or assets of Subsidiary / Associate company at all times during the currency of the debenture.

Security Creation

Within 180 days from the deemed date of allotment.

In case of delay in execution of Trust Deed and Charge documents, beyond 180 days or such extended period as may be agreed by the Debenture Trustee / Debentureholders, the Company will refund the subscription with agreed rate of interest or will pay penal interest beyond the allowed security creation period @ 0.10% p.a. over the coupon rate till the earlier of (i) the next 180 days or (ii) till these conditions are complied with; and @ 2% p.a. over the coupon rate beyond the additional 180 days till these conditions are complied with at the option of the investors.

Future Borrowings

As long as the Company maintains the stipulated security cover on the NCD, the Company shall be entitled to borrow/ raise loans or avail of financial assistance in whatever form and also issue Debentures / Notes / other securities in any manner and to change its capital structure without the consent of Debenture holders/Debenture Trustee.

Further, the Issuer Company / Security Provider Company shall not be required to obtain debenture holders/ debenture trustee consent for creating pari passu charge on the assets given as a security for further borrowings till the time stipulated security cover/Asset cover is maintained.

Impact of Proposed Group Consolidation Scheme

Vedanta Group has announced its Group Consolidation Scheme, under which, among others, Sterlite Industries (India) Limited will merge into Sesa Goa and also Sterlite Energy Limited and Aluminium business of Vedanta Aluminium Limited will merge into Sesa Goa. Sesa Goa, after the completion of the scheme, shall be renamed as Sesa Sterlite.

The Honourable High Court of Bombay at Goa by its order dated April 3, 2013 has approved this scheme. The Scheme is also subject to approval of the Honourable High Court of Madras wherein the hearings have completed and the order is awaited.

The NCDs issued/to be issued by the company under the present document, shall, on the completion of the Group Consolidation Scheme, become the NCDs issued by Sesa Sterlite. No approval in any form shall be required from the Debentureholders /Debenture Trustee in relation to this Scheme.

Further, the security for the debentures is proposed to be created on the assets of subsidiary / Associate Company of Sterlite Industries (India) Limited. As a part of the Scheme, SEL, subsidiary company and Aluminium business division of VAL, Associate company, are also proposed to be merged into Sesa Sterlite along with Sterlite. Thus, the assets of SEL / VAL aluminium business division shall become the assets of the Issuer itself. At any point of time, the Issuer / Security Provider Company shall not be required to obtain any consent or approval from the Debentureholders/ Debenture Trustee in relation to any scheme of merger, demerger, consolidation, reconstruction or any other scheme by whatever name it may be called, as long as the stipulated security cover of 1.25 times on the outstanding amount of Debentures is maintained.

Transaction Documents

(a) Letter appointing Registrar and Transfer Agents and copy of MoU entered into between the Company and the Registrar.

(b) Letter appointing Axis Trustee Services Ltd. as Trustees to the Debenture Holders.

Conditions Precedent to Disbursement	(i) Credit Rating of “CRISIL AA+/Stable” by CRISIL and “IND AA+ (EXP)” by India Ratings (ii) In-principal listing approval from the stock exchange (iii) Consent Letter from the Debenture Trustee
Conditions Subsequent to Disbursement	(i) Listing of the Debentures on the Stock Exchange (ii) Security Creation for the Debentures as per the terms of this Disclosure Document, including execution of the Trust Deed, as may be necessary
Event of Defaults

(i) Default in payment of monies due in respect of interest/principal owing upon the Debentures;

(ii) Default in payment of any other monies including costs, charges and expenses incurred by the Trustees.

In case, the above events of default happen and continue without being remedied for a period of 30 days after the dates on which the monies specified in (i) and (ii) above become due, it will necessitate repayment before stated maturity.

Provisions related to Cross Default	N.A.

Debenture Trustee	Axis Trustee Services Ltd.

Role and Responsibilities of Debenture Trustee

The Company has appointed Axis Trustee Services Ltd. registered with SEBI, as Debenture Trustees for the holders of the Debentures (hereinafter referred to as ‘Trustees’). The Company will enter into a Trustee Agreement/Trust Deed, inter-alia, specifying the powers, authorities and obligations of the Company and the Trustees in respect of the Debentures.

The Debenture holders shall, without any further act or deed, be deemed to have irrevocably given their consent to and authorized the Trustees or any of their Agents or authorized officials to do, inter alia, all such acts, deeds and things necessary in respect of or relating to the security to be created for securing the Debentures being offered in terms of this Disclosure Document. All rights and remedies under the Debenture Trust Deed and/or other security documents shall rest in and be exercised by the Trustees without having it referred to the Debenture holders. Any payment made by the Company to the Trustees on behalf of the Debenture holder(s) shall discharge the Company pro tanto to the Debenture holder(s).

Governing Law and Jurisdiction

The Debentures shall be construed to be governed in accordance with Indian Laws. The competent courts at Mumbai alone shall have jurisdiction in connection with any matter arising out of or under these precincts.

Over and above the aforesaid Terms and Conditions, the said Debentures shall be subject to the Terms and Conditions of this Disclosure Document and Terms and Conditions of the Debenture Trust Deed/Trustee Agreement.

#	The issuer reserves the right to change the issue closing date and in such an event, the Date of Allotment for the Debentures may also be revised by the issuer at its sole and absolute discretion. In the event of any change in the above issue programme, the issuer will intimate the investors about the revised issue programme.

DECLARATION

It is hereby declared that this Disclosure Document contains full disclosures in accordance with Securities and Exchange Board of India (Issue and Listing of Debt Securities) Regulations, 2008 issued vide Circular No. LAD-NRO/GN/2008/13/127878 dated June 06, 2008 and Securities and Exchange Board of India (Issue and Listing of Debt Securities) (Amendment) Regulations, 2012 issued vide Circular No. LAD-NRO/GN/2012-13/19/5392 dated October 12, 2012.

The Issuer also confirms that this Disclosure Document does not omit disclosure of any material fact, which may make the statements made therein, in light of the circumstances under which they are made, misleading. The Disclosure Document also does not contain any false or misleading statement.

The Issuer accepts no responsibility for the statement made otherwise than in the Disclosure Document or in any other material issued by or at the instance of the Issuer and that anyone placing reliance on any other source of information would be doing so at his own risk.

Signed by Mr. P Ramnath, CEO and Mr. C Prabhakaran, Associate Vice President of the Company, pursuant to the authority granted by the Board of Directors of the Company in their meeting held on 29th April 2013.

For Sterlite Industries (India) Limited

/S/ P. Ramnath	/s/ C. Prabhakaran
Authorised Signatories

Date: 3rd July 2013
Place: Mumbai